UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒ Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CARVANA CO.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Fellow Stockholders,

We are pleased to invite you to attend the Annual Meeting of Stockholders of Carvana Co.

Date:	Tuesday, April 21, 2020
Time:	8 AM (PDT)
Address:	4340 East Cotton Center Blvd.
Phoenix, AZ 85040

You can access our proxy materials online at www.proxydocs.com/CVNA. We will mail a notice containing instructions on how to access this proxy statement and our annual report on or about Wednesday, March 11, 2020, to all stockholders entitled to vote at the annual meeting. Stockholders who prefer a paper copy of the proxy materials may request one on or before April 10, 2020, by following the instructions provided in the notice we will send.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote. You may vote by proxy over the internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the annual meeting regardless of whether you attend.

Sincerely,
Ernest Garcia III
President, Chief Executive Officer and Chairman

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

The 2020 Annual Meeting of Stockholders of CARVANA CO. (“Carvana” or the “Company”) will be held at 4340 East Cotton Center Blvd., Phoenix, AZ 85040, on Tuesday, April 21, 2020, at 8:00 AM (PDT) for the following purposes:

1.to elect two nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Compensation and Nominating Committee of the Board of Directors of Carvana;
2.to ratify the appointment of Grant Thornton LLP as Carvana’s independent registered public accounting firm for the year ending December 31, 2020;
3.to consider the approval, by an advisory vote, of Carvana’s executive compensation (i.e., “say-on-pay” proposal); and
4.to transact other business as may properly come before the meeting or any adjournment of the meeting.

Our board of directors has set February 25, 2020, as our record date for this year’s meeting. Only stockholders that owned Carvana Co.’s Class A common stock or Class B common stock at the close of business on that day are entitled to notice of our annual meeting and may vote at it or any adjournment of the meeting. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to April 21, 2020, at 1930 W. Rio Salado Pkwy, Tempe, AZ 85281.

By Order of the Board of Directors

Paul Breaux
General Counsel and Secretary

Commonly Asked Questions and Answers About the Annual Meeting

Q: Why did I receive these materials?

The Board of Directors of Carvana Co. (the “Board”) is soliciting your proxy to vote at our 2020 Annual Meeting of Stockholders (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock (Class A or Class B) as of the record date, February 25, 2020, are entitled to vote at the annual meeting. You should review these proxy materials carefully as they give important information about the items that will be voted on at the annual meeting, as well as other important information about Carvana.

Q: Who will be entitled to vote?

Stockholders who own shares of our common stock as of the record date, February 25, 2020, are entitled to vote at the annual meeting. As of the record date, Carvana had approximately 50,551,092 shares of Class A common stock outstanding and 101,212,613 shares of Class B common stock outstanding. Holders of shares of Class A common stock are entitled to one vote per share of Class A common stock. Ernest Garcia II, Ernest Garcia III, and entities controlled by one or both of them (collectively, the “Garcia Parties”) are entitled to ten votes per share of Class B common stock they beneficially own, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock, determined on an as-exchanged basis assuming that all of the Class A common units (“Class A Units”) and Class B common units (“Class B Units,” and together with Class A Units, “LLC Units”) of Carvana Group, LLC (“Carvana Group”) were exchanged for Class A common stock. The Garcia Parties are currently entitled to ten votes per share of Class B common stock they beneficially own. All other holders of Class B common stock are entitled to one vote per share. All holders of Class A common stock and Class B common stock will vote together as a single class except as otherwise required by applicable law. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

Q: What will I be voting on?

You will be voting on the following matters:

1.to elect two Class III directors to serve on the Board until the 2023 Annual Meeting and until their successors are duly elected and qualified;
2.to ratify the appointment of Grant Thornton LLP as Carvana’s independent registered public accounting firm for the year ending December 31, 2020;
3.to consider the approval, by an advisory vote, of Carvana’s executive compensation (i.e., “say-on-pay”); and
4.to transact other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote for the following:

1.FOR the election of Michael Maroone and Neha Parikh as Class III directors;
2.FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2020; and
3.FOR the approval, by an advisory vote, of Carvana’s executive compensation.

Q: How do I cast my vote?

Beneficial Stockholders. If you hold your shares through a broker, trustee, or other nominee, you are a beneficial stockholder. To vote your shares, please refer to the materials forwarded to you by your broker, bank, or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote by written ballot at the annual meeting or by proxy before the annual meeting in the following ways:

1.online at www.proxypush.com/CVNA;
2.by phone by calling (866) 509-2149; or
3.by signing and returning a proxy card.

Proxies submitted online or by telephone must be received before 8:00 AM (PDT) on April 21, 2020.

Q: Can I access the proxy materials electronically?

Yes. Your notice, proxy card, or voting instruction card will contain instructions on how to view our proxy materials for the annual meeting online and how to instruct us to send our future proxy materials to you electronically by email. Our proxy materials are also available at www.proxypush.com/CVNA and will be available during the voting period starting on March 11, 2020.

Instead of receiving future copies of our proxy statement and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Please note that only one notice will be sent to stockholders who are listed at the same address.

Q: How may I change or revoke my proxy?

Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee, or nominee for instructions on how to change their proxy vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

1.delivering written notice of revocation to the general counsel and secretary at our principal executive offices at 1930 W. Rio Salado Pkwy, Tempe, AZ 85281;
2.submitting another proxy that is dated later than the original proxy (including a proxy via telephone or internet); or
3.voting in person at the annual meeting.

Q: Who can attend the annual meeting?

Subject to space availability, all common stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 7:30 AM (PDT). If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport.

Please also note that if you are a beneficial stockholder (that is, you hold your shares through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the annual meeting.

Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

Q: What is the voting requirement to approve each of the items, and how are the votes counted?

ITEM 1 – ELECTION OF DIRECTORS. A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee. This means that the two nominees receiving the highest number of votes at the annual meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.

ALL OTHER ITEMS. The affirmative vote of a majority of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to any of the proposals.

Q: When will the results of the vote be announced?

The preliminary voting results will be announced at the annual meeting. The final voting results will be published in a current report on Form 8-K filed with the SEC within four business days of the annual meeting.

Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2021 Annual Meeting?

Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in Carvana’s proxy statement and form of proxy for Carvana’s 2021 Annual Meeting of Stockholders must be received by Carvana at our principal executive offices at 1930 W. Rio Salado Pkwy, Tempe, AZ, 85281, no later than the close of business on November 15, 2020. Stockholders wishing to make a director nomination or bring a proposal, but not include it in Carvana’s proxy materials, must provide written notice of their nomination or proposal to the general counsel and secretary at Carvana’s principal executive offices no later than the close of business on January 24, 2021, and not earlier than the close of business on December 25, 2020, assuming Carvana does not change the date of the 2021 Annual Meeting of Stockholders by more than 30 days before or after the anniversary of the 2020 Annual Meeting. If so, Carvana will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of Carvana’s amended and restated bylaws and be submitted in writing to the general counsel and secretary at Carvana’s principal executive offices.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is composed of six directors. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board. Our certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the director class, name, age as of April 21, 2020, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Gregory Sullivan	II	61	Director	2017	2022
Dan Quayle	II	73	Director	2017	2022
Michael Maroone	III	66	Lead Director	2017	2020	2023
Ernest Garcia III	I	37	President, CEO, and Chairman	2017	2021
Ira Platt	I	56	Director	2017	2021
Neha Parikh	III	41	Director	2019	2020	2023

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. To best serve our stockholders, we seek to have a board of directors that, as a whole, is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, and strategy and strategic planning. Additionally, the Board desires to have specific knowledge related to our industry, such as expertise in automotive retail and consumer finance.

The Compensation and Nominating Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s code of conduct and the corporate governance guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, gender, and national origin. The Compensation and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. Accordingly, to improve director diversity and best serve our stockholders, the Compensation and Nominating Committee adopted a policy in 2019 to request that any search firm that it engages include women and minority candidates in the initial list from which the committee selects director candidates. The

Compensation and Nominating Committee also will consider a combination of factors for each director, including whether the nominee possesses:

a.the ability to represent all stockholders without a conflict of interest;
b.the ability to work in and promote a productive environment;
c.sufficient time and willingness to fulfill the substantial duties and responsibilities of a director;
d.the high level of character and integrity that we expect;
e.broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a national, publicly traded company; and
f.the ability to apply sound and independent business judgment.

The Compensation and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the code of conduct for the Board, the corporate governance guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our stockholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and the social realities of the environment in which we operate, the independence and high-performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences, and attributes are essential to our Board’s ability to exercise its oversight function for Carvana and its stockholders and to guide the long-term sustainable, dependable performance of our business.

Subject to any earlier resignation or removal in accordance with the terms of our certificate and bylaws, our Class III directors will serve until this our third annual meeting of stockholders, our Class I directors will serve until the fourth annual meeting of stockholders, and our Class II directors will serve until our fifth annual meeting of stockholders. In addition, our certificate provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class, for so long as the Garcia Parties are entitled to ten votes for each share of Class B common stock they hold. If the Garcia Parties are no longer entitled to ten votes for each share of Class B common stock they hold, then our directors may be removed only for cause upon the affirmative vote of at least 66⅔% of the voting power of our outstanding shares of stock entitled to vote thereon.

The Compensation and Nominating Committee will consider stockholder nominations for membership on the Board. For the 2021 Annual Meeting, nominations may be submitted to Carvana Co., 1930 W. Rio Salado Pkwy, Tempe, AZ 85281, Attn: Secretary, who will forward them to the Chairman of the Compensation and Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on January 24, 2021, and not earlier than the close of business on December 25, 2020.

Recommendations must also include certain other requirements specified in our bylaws. The committee will apply the same criteria to the evaluation of those candidates as it applies to other director candidates.

When filling a vacancy on the Board, the Compensation and Nominating Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. Pursuant to a previously informal policy formally adopted in 2019, any search firm that the committee engages is requested to include women and minority candidates in the initial list from which the committee selects director candidates. Also, directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Compensation and Nominating Committee charter, and the same process would be used for all candidates, including candidates recommended by stockholders.

ITEM 1—ELECTION OF DIRECTORS

Our Board recommends that the nominees below be elected as members of the Board at the annual meeting to serve for a three-year term expiring at the 2023 Annual Meeting.

NAME	AGE	DIRECTOR SINCE	POSITION
Michael Maroone	66	2017	Director
Neha Parikh	41	2019	Director

Each nominee was recommended for election by the Compensation and Nominating Committee for consideration by the Board and proposal to our stockholders. If, before the annual meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may (i) nominate a substitute (ii) allow the vacancy to remain until the Board identifies an appropriate candidate or (iii) reduce the size of the board to eliminate the vacancy. If the Board chooses to nominate a substitute nominee, the persons named as proxies on the proxy card will vote for that substitute nominee.

The Board recommends that you vote “FOR” each of the director nominees.

DIRECTOR NOMINEES

Michael Maroone has served on our Board since the completion of our initial public offering (“IPO”) in 2017. Mr. Maroone is currently the chief executive officer (“CEO”) of Maroone U.S.A. LLC. From July 2005 to April 2015, Mr. Maroone served on the board of AutoNation, Inc., an automotive retailer and provider of new and used vehicles and related services. From August 1999 until his retirement in February 2015, Mr. Maroone also served as president and chief operating officer of AutoNation, Inc. Prior to joining AutoNation, Inc., Mr. Maroone was president and CEO of the Maroone Automotive Group, a privately held automotive retail group, from 1977 to 1997. Mr. Maroone currently serves on two other boards: as chairman of the board of Cleveland Clinic Florida, a non-profit, multispecialty academic hospital; and as a member of the board of the Cleveland Clinic. Mr. Maroone previously served on the advisory board for Cox Automotive, Inc., the Cleveland Clinic Board of Trustees, and as co-chairman of the Florida Leadership Board of the Cleveland Clinic. He holds a B.S. degree in small business management from the University of Colorado Boulder. Mr. Maroone was selected to serve on our Board because of his advisory experience and his extensive experience in the automotive retail industry and we believe that Mr. Maroone will continue to be a valuable member of our Board because of such experience.

Neha Parikh has served on our Board since April 2019. From August 2017 to November 2019, Ms. Parikh served as the President of Hotwire, a leading innovator in value creation and discount travel and a member of the Expedia Group. She first started with Expedia Group in 2008 with Hotels.com, where she amassed experience in roles across the business, including product development, customer relationship marketing, pricing, and strategy. Prior to her role with Hotwire, she was the Senior Vice President of Global Brands and Retail for Hotels.com, driving brand marketing activities, overseeing financial plans and operations, and leading merchandising, business development, and partner marketing globally. Before joining Hotels.com, Ms. Parikh worked in consumer insight and demand strategy consulting with The Cambridge Group (a Nielsen company), where she led projects across a variety of retailers, and at Dade Behring, Inc. (a Siemens healthcare company), where she held progressive levels of responsibility in marketing and product development. She also worked as a management consultant at PricewaterhouseCoopers, LLP and gained multi-faceted expertise at an internet start-up in Chicago. Ms. Parikh holds a bachelors of business degree from The University of Texas at Austin and an MBA from the Kellogg School of Management at Northwestern University. We believe that Ms. Parikh will continue to be a valuable member of our Board because of her extensive senior management experience in the online retail vertical.

CONTINUING DIRECTORS

Ernest Garcia III co-founded Carvana and has served as our president and CEO since our inception in 2012. Mr. Garcia is also Chairman of the Carvana Co. Board. Prior to founding Carvana, Mr. Garcia held various roles at DriveTime from January 2007 to January 2013. From January 2007 to December 2008, he served as a financial strategist. He was a managing director of corporate finance from December 2008 to November 2009. From November 2009 until January 2013, he served as a vice president and treasurer and director of quantitative analytics. As director of quantitative analytics, Mr. Garcia was responsible for the firm’s ongoing development of consumer credit scoring models, and its utilization of those tools in retail-vehicle-sales deal structuring and vehicle-price optimization. Prior to DriveTime, Mr. Garcia was an associate in the Principal Transactions Group at RBS Greenwich Capital from 2005 to 2006, where he focused on consumer-credit-based investments. Mr. Garcia holds a B.S. in management science and engineering from Stanford University. We believe that Mr. Garcia will continue to be a valuable member of our Board because of his extensive knowledge of our business and strategy, as well as his experience in the automotive retail industry and leadership role with us.

Ira Platt has served on our Board since the completion of our IPO in 2017. Mr. Platt has been the president of Georgiana Ventures, LLC, a firm that provides equity and debt capital to specialty finance companies, acquires portfolios of consumer finance receivables and offers consulting services to the specialty finance industry, since its inception in 2009. From May 2009 to December 2013, Mr. Platt served as the president of 221 Capital Partners, LLC, a firm that provides advisory services. From 2009 to 2011, Mr. Platt was the portfolio manager for the Rosemont TALF Opportunity Fund, a partnership investing in asset-backed securities. In addition, Mr. Platt was a managing director and head of the Principal & Distressed Capital Business for RBS Greenwich Capital, the domestic fixed-income banking unit of the Royal Bank of Scotland Group, from 1997 to 2009. Mr. Platt was an executive vice president of the Aegis Consumer Funding Group, a publicly traded non-prime automotive finance company, from 1991 to 1997. Mr. Platt earned a B.A. degree in 1985 from Emory University and an M.B.A. from The Fuqua School of Business at Duke University. Mr. Platt served on DriveTime’s board of directors from February 2014 until April 2017. We believe that Mr. Platt will continue to be a valuable member of our Board because of his service on DriveTime’s board and his extensive experience in consumer finance and the automotive retail industry.

Dan Quayle has served on our Board since the completion of our IPO. Mr. Quayle has served the United States Federal Government in various capacities: congressman, senator, and as the 44th vice president of the United States of America from 1989 to 1993. Since 1999, Mr. Quayle has been with Cerberus Capital, a New York private investment firm. He has served as chairman of Cerberus Global Investments since 2001. Mr. Quayle earned a B.A. degree in political science from DePauw University and a J.D. from the Indiana University Robert H. McKinney School of Law. We believe Mr. Quayle will continue to be a valuable member of our Board because of his experience as the chairman of Cerberus Global Investments, LLC, as well as his extensive experience in the areas of government, foreign relations, and private investment.

Gregory Sullivan has served on our Board since the completion of our IPO. Mr. Sullivan is the co-founder and CEO of AFAR Media, a travel media company he co-founded in 2007. From 1995 to 2007, Mr. Sullivan served the DriveTime Automotive Group, Inc. (“DriveTime”) in various capacities, including as president from 1995 to 2004, CEO from 1999 to 2004, and vice chairman from 2004 to 2007. Mr. Sullivan earned a B.B.A. degree in finance from the University of Notre Dame and a J.D. from the University of Virginia School of Law. We believe that Mr. Sullivan will continue to be a valuable member of our Board because of his senior management experience in the automotive and media industries.

INDEPENDENCE STATUS

The listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit committee, and compensation committee, and nominating committee be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has determined that each of our non-employee directors, including our director nominees Michael Maroone and Neha Parikh, meets the requirements to be an independent director. In making this determination, our Board considered the relationships that each non-employee director has with Carvana and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our Class A common stock.

CONTROLLED COMPANY STATUS

For purposes of the corporate governance rules of the NYSE, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. The Garcia Parties beneficially own more than 50% of the combined voting power of Carvana Co. Accordingly, we expect to be eligible for, but do not currently intend to take advantage of, certain exemptions from the corporate governance requirements of the NYSE. Specifically, as a “controlled company,” we would not be required to have:

a.a majority of independent directors,
b.a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities,

c.a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or
d.an annual performance evaluation of the nominating and governance and compensation committees.

In the event we choose to rely on some or all of these exemptions in the future, you would not have the same protections afforded to stockholders of companies that are subject to all of the applicable corporate governance rules of the NYSE.

BOARD MEETINGS AND COMMITTEES

During the year ended December 31, 2019, our Board held eight meetings, our Audit Committee held eight meetings, and our Compensation and Nominating Committee held four meetings. Directors are expected to attend the annual meeting of stockholders and all or substantially all of the Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each director attended last year’s annual meeting. Seven of the eight meetings of the Board were attended by 100% of the directors and four of the six directors attended one of the meetings. Each director attended 100% of the meetings held by the committees of the Board on which the director served.

Our Board has an Audit Committee and a Compensation and Nominating Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Nominating Committee
Ira Platt	(Chairman)	•
Gregory Sullivan	•	(Chairman)
Dan Quayle		•
Michael Maroone	•
Neha Parikh		•

AUDIT COMMITTEE

The Audit Committee is responsible for, among other matters,

a.appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
b.discussing with our independent registered public accounting firm their independence from management;
c.reviewing with our independent registered public accounting firm the scope and results of their audit;

d.approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
e.overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
f.reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
g.establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters;
h.reviewing and approving related party transactions; and
i.overseeing our enterprise risk management program.

Our Board has affirmatively determined that Mr. Platt, Mr. Maroone, and Mr. Sullivan meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. In addition, our Board has determined that Mr. Platt qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit Committee is available at our corporate website at investors.carvana.com/corporate-governance/governance-documents.

COMPENSATION AND NOMINATING COMMITTEE

The Compensation and Nominating Committee is responsible for, among other matters,

a.reviewing key employee compensation goals, policies, plans, and programs;
b.reviewing and providing recommendations to the Board regarding the compensation of our directors, CEO, and other executive officers;
c.reviewing and approving employment agreements and other similar arrangements between us and our executive officers;
d.administering stock plans and other incentive compensation plans;
e.identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;
f.overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently;
g.identifying best practices and recommending corporate governance principles; and
h.developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us.

The Board has adopted a written charter for the Compensation and Nominating Committee, which is available on our corporate website at investors.carvana.com/corporate-governance/governance-documents. Each member of our Compensation and Nominating Committee is an independent director as defined by NYSE rules.

BOARD LEADERSHIP STRUCTURE

The following section describes our board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent and management directors that make up our Board, along with the independent role of our lead director and our independent board-committee composition, benefits Carvana and its stockholders.

INDEPENDENCE; BOARD MIX

Our Board has an effective mix of independent and management directors. It is composed of five independent directors and our current chairman and CEO, Ernest Garcia III.

LEAD DIRECTOR

The Board believes that it is beneficial to Carvana and its stockholders to designate one of the directors as a lead director who is elected by a majority of the Board. The lead director serves a variety of roles, including reviewing and approving Board schedules to confirm the appropriate board and committee topics are reviewed and sufficient time is allocated to each; liaising between our chairman and CEO and non-management directors when necessary and appropriate (that said, each director has direct and regular access to the chairman and CEO) and calling an executive session of independent directors at any time consistent with the bylaws and certificate of incorporation. Michael Maroone, an independent director and member of our Audit Committee, is currently our lead director. Mr. Maroone is an effective lead director for Carvana due to, among other things, his independence, his board leadership experience with AutoNation, Inc., his strong strategic and financial acumen, his commitment to ethics, his extensive knowledge of the automotive retail environment, and his deep understanding of Carvana and its business.

CHAIRMAN / CEO

With respect to the roles of chairman and CEO, the corporate governance guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Garcia has been our chairman and CEO since our IPO. The Board believes that combining the roles of chairman and CEO, together with the separate, independent role of our lead director, is currently the most effective leadership structure because Mr. Garcia has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including automotive retail, e-commerce, consumer finance and strategic planning. This knowledge and experience give Mr. Garcia the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations.

SELF EVALUATION

Our Compensation and Nominating Committee conducts an annual performance evaluation to determine whether the Board, its committees, and the directors are functioning effectively. This includes survey materials as well as conversations between each director and the lead director. The evaluation focuses on the Board’s and the committees’ contributions to Carvana and has an enhanced focus on areas in which the Board or management believes that the Board could improve.

As part of the annual Board self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Carvana and its stockholders. Our corporate governance guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and greater-than-ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. Other than the following instance, we believe that during the 2019 fiscal year all of our directors, executive officers, and greater-than-ten-percent stockholders complied with the requirements of Section 16(a): on May 16, 2019, a Form 4 for Mr. Garcia reflecting a change in ownership of our securities was filed two (2) days following the deadline to file such Form 4.

RISK OVERSIGHT

The Board, as a whole and through the Audit Committee, oversees our risk management program, which is designed to identify, evaluate, and respond to our high priority risks and opportunities. The risk management program facilitates constructive dialog at the senior management and board level to proactively realize opportunities and manage risks. Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full board. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our Company and provides regular updates to the Audit Committee and the full board on identified high priority risks and opportunities within the risk management program, and regularly provides a more in depth report on select topics, such as cybersecurity. The Board and the Audit Committee are particularly focused on cybersecurity risk oversight, including response planning and the program’s major initiatives.

CODE OF ETHICS AND CONDUCT

We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at investors.carvana.com/corporate-governance/governance-documents. We intend to disclose any amendments to the code or waivers of its requirements on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationships exist between the members of our Board and the board or compensation committee of any other company.

COMMUNICATIONS BY STOCKHOLDERS AND OTHER INTERESTED PARTIES WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may contact an individual director, the lead director, the Board as a group, or a specified board committee or group, including the non-management directors as a group, by sending regular mail to

Carvana Co.
1930 W. Rio Salado Pkwy
Tempe, AZ 85281
ATTN: Board of Directors

or by email at leaddirector@carvana.com.

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Carvana will receive the communications and process them before forwarding them to the addressee. Carvana may also refer communications to other departments within Carvana. Carvana generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Carvana.

DIRECTOR COMPENSATION

Prior to our IPO, none of our directors received compensation as a director from us. We have designed our non-employee director compensation program to achieve the following objectives:

a.align directors’ interests with the long-term interests of our shareholders;
b.attract and retain outstanding director candidates with diverse backgrounds and experiences; and
c.recognize the substantial time commitment required to serve as a Carvana director.

The Compensation and Nominating Committee reviews the Company’s director compensation program annually. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us. Members of the Board who are employees of Carvana do not receive compensation for their service on the Board. The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our non-employee directors for the year ended December 31, 2019:

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	Total ($)
Ira Platt	$111,250	$155,783	$267,033
Gregory Sullivan	$106,250	$155,783	$262,033
Dan Quayle	$81,250	$155,783	$237,033
Michael Maroone	$101,250	$155,783	$257,033
Neha Parikh	$63,750	$311,566	$375,316

(1) The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock units granted to the non-employee directors during the year ended December 31, 2019 presented as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

NON-EMPLOYEE DIRECTOR COMPENSATION STRUCTURE

As of December 31, 2019, we compensated our non-employee directors according to the following structure:

Description	Amount

Annual retainer	$75,000
Annual grant	Grant of restricted stock units having a fair market value of $150,000, based on the stock closing price on April 18, 2019, that vests 100% after one (1) year.
Board meeting fees	$2,000 per each board meeting in excess of six board meetings in any calendar year that a non-employee director attends in person
Additional retainer for chair of committee	$20,000 for Audit Committee; $20,000 for Compensation and Nominating Committee
Additional retainer for lead director	$20,000

Additionally, upon the completion of our IPO, each then current non-employee director received a one-time award of options to purchase an aggregate of approximately 30,927 shares of our Class A common stock, vesting over three years, with an exercise price of $15.00. When Ms. Parikh was appointed to the Board in April 2019, she received a one-time award of restricted stock units ("RSUs") having a fair market value of $150,000 based on the stock closing price as of April 18, 2019 that vests annually over three (3) years. All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Carvana Co. as of April 21, 2020:

Name	Age	Position
Ernest Garcia III	37	President, Chief Executive Officer and Chairman
Mark Jenkins	41	Chief Financial Officer
Benjamin Huston	37	Chief Operating Officer
Ryan Keeton	42	Chief Brand Officer
Daniel Gill	37	Chief Product Officer
Paul Breaux	36	Vice President, General Counsel and Secretary

Ernest Garcia III is the president and CEO of Carvana and the chairman of our Board. His biography can be found above under “Board of Directors and Corporate Governance – Continuing Directors.”

Mark Jenkins has served as our chief financial officer since July 2014. Prior to joining Carvana, Mr. Jenkins was a professor in the finance department at the Wharton School of the University of Pennsylvania from 2009 to 2014, where his teaching and research focused on consumer and corporate credit markets. While at Wharton, Mr. Jenkins was responsible for teaching courses in the undergraduate, MBA, and executive education programs on corporate restructuring, corporate credit, and leveraged finance. Prior to his time at Wharton, Mr. Jenkins worked at the Brattle Group from 2001 to 2004, an economic consulting firm, where he focused on corporate valuation and demand forecasting in technology markets. Mr. Jenkins received a Ph.D. in economics from Stanford University and a B.S.E. from Duke University in mathematics and civil engineering.

Benjamin Huston co-founded Carvana and has served as our chief operating officer since our inception in 2012. In 2011, prior to joining Carvana, Mr. Huston co-founded Looterang, a card-linking platform that enabled personalized deals to be automatically administered through consumer credit or debit cards. Mr. Huston was CEO of Looterang from 2011-2012. From 2008 to 2011, Mr. Huston served as an associate at Latham and Watkins, a full-service global law firm, where he focused on regulatory affairs. Mr. Huston holds a J.D. from Harvard Law School and a B.A. in American studies from Stanford University.

Ryan Keeton co-founded Carvana and has served as our chief brand officer since our inception in 2012. Prior to joining Carvana, Mr. Keeton was a principal at the Montero Group, a strategic consultancy firm, from 2010 to 2012, where he advised global public and private companies on strategic and business initiatives. From 2008 to 2010, Mr. Keeton served as director of strategic marketing for George P. Johnson, a global marketing agency. Mr. Keeton holds a B.A. in English and American literature and language from Harvard University.

Daniel Gill has served as our chief product officer since March 2015, overseeing all technology functions, as well as strategic partnerships for the business. Prior to joining Carvana, Mr. Gill spent his career in both enterprise software and consumer internet businesses. He co-founded and served as CEO of Huddler from 2007 until the company’s acquisition by Wikia in May of 2014. Mr. Gill holds a degree in biology from Stanford University.

Paul Breaux has served as our general counsel since August 2015. Prior to joining Carvana, Mr. Breaux practiced law at the Houston, Texas office of the firm Andrews Kurth LLP (now Hunton Andrews Kurth LLP) from 2008 to 2015. While at Andrews Kurth, Mr. Breaux’s representative experience encompassed a broad range of general business transactions matters. Mr. Breaux holds a J.D. from Harvard Law School, a B.A. in Plan II Honors from The University of Texas at Austin, and a B.B.A. in finance from The University of Texas at Austin.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation objectives and design, our compensation-setting process, our executive compensation program components, and the decisions made in 2019 with respect to our CEO, chief financial officer, and our three other most highly compensated executive officers for the year ended December 31, 2019, who have been designated as our “named executive officers” under Item 402 of Regulation S-K (“NEOs”):

Named Executive Officer	Position
Ernest Garcia III	Chief Executive Officer
Mark Jenkins	Chief Financial Officer
Benjamin Huston	Chief Operating Officer
Daniel Gill	Chief Product Officer
Paul Breaux	Vice President, General Counsel, and Secretary

This CD&A may contain statements regarding future individual and Company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

EXECUTIVE SUMMARY

COMPANY PERFORMANCE HIGHLIGHTS

2019 was a successful year for Carvana. We had another year of triple-digit growth in revenue, while impressively increasing retail units sold and total customers served and making significant progress in our gross profit per unit and EBITDA margin. Our growth has few historical precedents and makes us one of the fastest-growing technology, consumer, or retail companies at our scale.

The highlights of our 2019 performance include:

•88.7% increase in retail units sold, from 94,108 to 177,549;
•101.5% revenue growth, from $1.96 billion to $3.94 billion;

•61 new markets, bringing our total from 85 to 146;
•8 additional car vending machines, bringing our total from 15 to 23;

•a $762 increase in gross profit per unit (incl. gift) from $2,090 to $2,852, and a $750 increase in gross profit per unit ex-Gift, from $2,133 to $2,883;
•improvement in net loss margin (incl. Gift) from (13.0%) to (9.3%);
•improvement in EBITDA margin ex-Gift, from (9.9%) to (5.8%); and

Note that gross profit per unit ex-gift and EBITDA margin ex-gift are non-GAAP measures. A description of these measures and a reconciliation of these measures to the nearest comparable GAAP measure can be found in the annex of this proxy statement.

•a one-year total shareholder return of 181.4%, significantly outperforming our peer group companies (see “Competitiveness of our Compensation Program” below) as an index as well as the S&P 500 and S&P 500 Retailing Indices.

KEY COMPENSATION DESIGN AND DECISIONS TO LINK PAY AND PERFORMANCE

Underlying our executive compensation program is a strong belief in promoting a pay-for-performance culture. We accomplish this by linking a significant portion of the compensation of our executive officers, including our NEOs, to our performance. In addition, the Compensation and Nomination Committee seeks to set important target performance levels that reflect our business plans rather than goals based on prior years’ achievements. Our executives earn payouts under our performance-based compensation plans based upon the Company’s achievement of pre-established financial objectives.

CORPORATE GOVERNANCE HIGHLIGHTS REGARDING EXECUTIVE COMPENSATION

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. The following summarizes our executive compensation and related governance policies and practices:

WHAT WE DO	WHAT WE DO NOT DO
A significant portion of compensation is "at risk" and tied to long-term Company performance	No discretionary or guaranteed incentives payments
Performance-measured incentive award metrics are solely based on Company performance; awards are determined based on pre-established targets	No new or legacy exercise-tax gross-up provisions
Market-based executive compensation levels are reviewed by Compensation and Nominating Committee annually	No option repricing without stockholder consent
Performance-measured incentive awards are subject to a compensation recoupment policy
Executives are prohibited from hedging
An independent compensation consultant is retained to evaluate our executive compensation and make recommendations

We believe that we have designed executive compensation plans that effectively support our strategic and financial goals, create a culture of teamwork, and are directly tied to the performance of the Company and shareholder outcomes. We will continue to utilize rigorous governance processes to monitor and evaluate the compensation programs as well as implement best practices in compensation governance. We welcome shareholder feedback on our programs.

COMPENSATION OBJECTIVES AND PRINCIPLES

Carvana seeks to create and maintain a culture of teamwork and high performance. Our executive compensation programs are one of the tools we utilize to accomplish this objective. Philosophically, we aim to treat our executives fairly when considering:

a.the complexity of their jobs,
b.the market for their executive talent,
c.their individual performance,
d.the financial and strategic performance of the Company, and
e.the need to retain the executives.

Within that framework, it is critical that we meet our objectives to:

a.attract and retain the best executive talent to support our growth,
b.align the interests of our executives with those of our shareholders, and
c.provide incentives that are linked directly to our long- and short-term strategy.

We set important goals as our incentive compensation metrics and we expect that our executives will in aggregate be paid fairly compared to the compensation peer group approved by the Compensation and Nominating Committee considering Company performance, individual performance, tenure, and experience.

COMPENSATION SETTING PROCESS

ROLE OF COMPENSATION AND NOMINATING COMMITTEE AND CHIEF EXECUTIVE OFFICER IN SETTING EXECUTIVE COMPENSATION

The Compensation and Nominating Committee has responsibility for overseeing the design, development, and implementation of the compensation program for our CEO and other NEOs. The committee evaluates the performance of our CEO and the performance of the other executive officers. Our CEO assists the committee in evaluating the performance of our other executive officers, including the NEOs other than the CEO. Our CEO does not participate in certain portions of committee meetings or meetings of the Board when his compensation is discussed and determined, and has requested that his total compensation be set significantly below the market median due to his significant ownership interest in our Company.

Based on these assessments, the members of the Compensation and Nominating Committee, each of whom is an independent director, make the final compensation decisions for the NEOs other than the CEO, and make recommendations to the Board for the CEO’s compensation. The Board makes the final decision for the CEO’s compensation.

INDEPENDENT COMPENSATION ADVISOR

Our Compensation and Nominating Committee believes that independent advice is important in developing Carvana’s executive compensation programs. Since September 2017, the committee has engaged Korn Ferry as its independent compensation consultant to advise on executive compensation matters. All work performed by the independent compensation consultant regarding our executive compensation program is tasked and overseen directly by the committee. Our management provides information and analyses to the committee at the committee’s direction.

In addition to advising on our executive compensation program, Korn Ferry, at the request of and in service to the committee, provided certain other compensation advisory services for 2019 compensation, including assistance with establishing a compensation peer group, benchmarking executive compensation, aggregate broad based equity usage (including run rate and total dilution), outlining peer group short- and long-term incentive practices, and reviewing the narrative disclosure in this Compensation Discussion and Analysis.

Korn Ferry does not provide any other material services to Carvana Co. The committee has assessed the independence of Korn Ferry pursuant to the NYSE rules and concluded that Korn Ferry’s work for the committee did not raise any conflicts of interest.

CONSIDERATION OF THE SAY-ON-PAY VOTE

We last held a non-binding, advisory vote to approve the compensation of our NEOs, commonly referred to as the “say-on-pay” vote, at our 2019 Annual Meeting of Shareholders, as required by Section 14A of the Securities Exchange Act of 1934. Our advisory resolution to approve the compensation of our NEOs received substantial majority support from shareholders with 99.9% “For” votes of votes cast. We take this result as support that our executive compensation program and practices are reasonable and well-aligned with shareholder expectations. Nevertheless, we review our overall approach to executive compensation periodically and we expect that the specific direction, emphasis, and components of our executive compensation program will continue to evolve, as will our process for establishing executive compensation.

COMPETITIVENESS OF OUR COMPENSATION PROGRAM

Our executive compensation program is designed so that the sum of base pay plus total long-term compensation is competitive with market practices. Market practices—or benchmarks—are based on peer-group data and compensation survey data.

The Compensation and Nominating Committee, with the assistance of its compensation consultant, Korn Ferry, reviewed and selected potential peer companies based on revenue size, industry focus, growth rates, complexity of operations, customer base, and market for talent. Many of our direct industry competitors are either privately held companies or are larger than us in revenue size, although very few have our growth trajectory. With the assistance of its compensation consultant, the committee approved the following compensation peer group in order to determine market pay levels and pay practices for fiscal year 2019:

•	1-800-Flowers.com, Inc.	•	Overstock.com, Inc.
•	Camping World Holdings, Inc.	•	RH
•	Cars.com Inc.	•	Aaron's, Inc.
•	Stitch Fix, Inc.	•	Groupon, Inc.
•	Grubhub, Inc.	•	TripAdvisor, Inc.
•	MarineMax, Inc.	•	Wayfair Inc.
•	Monro, Inc.	•	Zillow Group, Inc.

The Compensation and Nominating Committee expects to continue to review our compensation peer group on an annual basis, considering changes in our size and business and the businesses of the companies in the peer group.

The committee also uses compensation survey data in its evaluation of executive pay for the NEOs. Survey data provides insight into positions that may not generally be reported in proxy statements and information about the compensation of executives of non-public companies. To assist the committee in evaluating fiscal year 2019 compensation levels, the committee reviewed both peer-group proxy data and information from survey databases, utilizing appropriate subsets based on the size of the company.

COMPENSATION COMPONENTS

In accordance with our overall compensation philosophy and program, executives are provided with a mix of base salary, long-term incentives, and employee benefits. Our compensation philosophy places a significant portion of the potential total compensation for each NEO “at risk” such that compensation will vary based on performance of Carvana. Variable compensation is a component of compensation for most of our employees, but a higher proportion of our NEOs’ compensation is at risk than that of our general employee population. As shown in the pay mix chart below, our compensation program is designed to be highly performance-based with approximately 70% of each of our NEO’s compensation tied to our financial performance and stock price performance.

CEO and Other NEO Average Compensation by Type
18%
30%
52%
Base Salary
Stock Options
Time & Performance Based RSUs

The following table describes the material elements of compensation and the objectives of each element:

PROGRAM		DESCRIPTION		OBJECTIVES
ANNUAL COMPENSATION:
Base Salary	•	Ongoing cash compensation based on executive officer's role, responsibilities, competitive market positioning, and individual performance.	•	Attract and retain qualified key managerial talent.
			•	Recognize sustained individual performance.
LONG-TERM COMPENSATION:
Long Term Incentive Program	•	A long-term incentive program using a combination of time-based and performance contingent awards.	•	Focus executives on long-term Company performance and long-term financial and strategic success.
			•	Retention.
			•	Align employee and stockholder interests via performance goals and stock ownership.

BASE SALARY

The base salaries for the NEOs are reviewed annually by the Compensation and Nominating Committee. Individual salaries are determined based upon a combination of factors, including the scope of responsibilities, individual performance and experience, our Company’s performance, an individual's potential for making contributions to future company performance, and competitive pay practices. The committee considers all these factors in determining base salary increases and does not assign a specific weighting to any individual factor.

In February 2019, the Compensation and Nominating Committee reviewed the base salaries of our executive officers, including our NEOs, taking into consideration the factors described above. Following this review, the committee determined to increase the base salaries of the CEO and the other four NEOs to maintain the competitiveness of this compensation element.

For 2019, we determined that our executives’ focus on long-term growth diminished the value of a short-term incentive plan. As a result, we eliminated a short-term incentive from our executive pay mix. Instead we increased base salaries by a portion of the amount previously allocated to short-term incentive to account for appropriate total cash compensation at our expected level of performance. We increased the long-term incentive grant to better align compensation with the executives’ long-term focus. In doing so, we maintained a market-based ratio of cash compensation to equity and guaranteed compensation to variable compensation. We believe that this change reflects and supports our culture and appropriately adds additional shareholder alignment.

Ernest Garcia III, our CEO, had a 2018 base salary of $400,000 and a 2019 base salary of $885,000. Mark Jenkins, our chief financial officer, had a 2018 base salary of $375,000 and a 2019 base salary of $735,000. Benjamin Huston, our chief operating officer, had a 2018 base salary of $375,000 and a 2019 base salary of $735,000. Daniel Gill, our chief product officer, had a 2018 base salary of $330,000 and a 2019 base salary of $645,000. Paul Breaux, our General Counsel, in his first year as an NEO, had a 2019 base salary of $585,000.

LONG-TERM INCENTIVE PROGRAM

The Compensation and Nominating Committee believes that stock-based performance compensation is essential to align the interests of Carvana’s management and its shareholders in enhancing the long-term value of our equity and to encourage executives to remain with the Company. Among the varied types of equity awards the committee is authorized to use under the equity plan, stock options are the ones that the committee has determined are preferable for use with NEOs, because their value is more leveraged to future value appreciation and depends upon a future increase in the value of our common stock. The committee also has determined that blended time-based and performance contingent restricted stock unit grants to NEOs may be used for the purposes of retention or recognition of outstanding performance in part because restricted stock units are less volatile than stock options.

2019 Stock Option Grant

For fiscal 2019, the Compensation and Nominating Committee determined to award time-based stock options to provide an award that has a value dependent upon a future increase in the value of our Class A common stock.

For the 2019 annual grant of stock options, the committee targeted a grant value equal to approximately 52% of each executive's total direct compensation. The options were granted on February 25, 2019. Mr. Garcia was granted 64,426 options ($1,549,203 grant value), Messrs. Jenkins and Huston 53,506 options ($1,286,618 grant value), Mr. Gill 46,954 options ($1,129,067 grant value), and Mr. Breaux 42,587 options ($1,024,057 grant value). All of these grants vest 25% on April 1, 2020 and in 36 equal monthly installments thereafter, subject to their continued employment.

2019 Performance and Time Contingent Grant

For fiscal 2019, the Board also granted a performance and time contingent RSU award for driving Company performance to achieve an important milestone in the development of the business. The RSUs were granted on February 25, 2019. Mr. Garcia was granted 13,586 RSUs ($522,925 grant value), Messrs. Jenkins and Huston 11,283 RSUs ($434,283 grant value), Mr Gill 9,902 RSUs ($381,128 grant value), and Mr. Breaux 8,981 RSUs ($345,679 grant value). All of these grants vest 25% on April 1, 2020 and in 36 equal monthly installments thereafter, subject to their continued employment; provided, however, that none of the RSUs shall vest until the Company has reported the achievement of positive EBITDA in a calendar quarter, subject to the discretion of the Committee in determining whether extraordinary events during the calendar quarter contributed to the attainment of the performance metric.

PERQUISITES AND BENEFITS

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we did not provide perquisites to our executive officers in 2019, including our NEOs, except that each of the NEOs, along with certain other employees, can use one of the Company inventory vehicles (which generally will be replaced every three years); each, along with many of our employees, may use a company-provided cellular phone; and each, along with all of our employees, may participate in our 401(k) match benefit which is based on salary.

We do not expect that any future perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation and Nominating Committee.

TERMINATION, SEVERANCE AND CHANGE OF CONTROL BENEFITS

We do not have employment or severance agreements with our executives.

In the event of a change of control of Carvana Group all outstanding unvested Class B Unit awards held by participants in the Carvana Group equity incentive plan, whose employment has not previously terminated, will accelerate in full, subject to certain escrow demand rights held by a purchaser of control of Carvana Group.

In the event of a change of control of Carvana Co. which occurs (1) before the 2018 performance contingent RSUs are vested, and (2) before the 2019 performance and time contingent RSUs are vested, then:

•outstanding performance contingent RSUs from the 2018 equity award agreements will vest in a proportionate number based on the Company’s progress toward positive EBITDA, starting from the EBITDA loss baseline as of the end of the calendar quarter immediately preceding the award (-$41.5 million) to the EBITDA as of the end of the calendar quarter immediately preceding the date of the closing of the change of control event; and

•performance and time contingent RSUs granted in 2019 would vest under the time-based vesting schedule in the 2019 award but for non-attainment of the performance trigger in the 2019 award agreement.

If an executive is terminated involuntarily without cause within twenty-four months following a change of control of Carvana Co., then all outstanding unvested stock options, time-based RSUs, and performance and time contingent RSUs of the executive granted by our 2018 and 2019 equity award agreements will become fully exercisable or vested. An executive whose employment is terminated because of death or disability will receive one year from the time of termination to exercise any then-vested options instead of the usual 90 days, but not past the expiration date of the options. If a person’s employment is terminated for disability, and that person later dies within a year, the legal representative of the person’s estate may exercise the options within one year of the date of death, though not past the expiration date of the options.

Except for these arrangements, none of our NEOs have entered into any plans, arrangements or agreements with Carvana providing for payments upon termination of employment or change of control of Carvana, other than payments generally available to all salaried employees that do not discriminate in scope, terms, or operation in favor of the executive officers of Carvana.

COMPENSATION-RELATED POLICIES

COMPENSATION RECOVERY (“CLAWBACK”) POLICY

In 2018, the Compensation and Nominating Committee approved the adoption of a “clawback” policy, which would provide for the clawback or recoupment of any compensation granted, earned, or vested that is tied to performance metrics, in the event of an accounting restatement resulting from material noncompliance with certain financial reporting requirements that reveals that such performance (or level of performance) was not achieved.

POLICY REGARDING HEDGING AND PLEDGING OF COMPANY STOCK

Carvana’s insider trading policy prohibits all employees from buying or selling Carvana securities while aware of material nonpublic information and prohibits the disclosure of material nonpublic information to others who then trade in our securities. As part of this policy, certain other Carvana-securities-related transactions by directors, officers and other employees are also prohibited or subject to specific notice and pre-approval requirements. The policy is premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations, it is nonetheless inappropriate for any director, officer, or other employee to engage in short-term or speculative transactions in our securities which may be viewed as reducing their incentive to improve our performance or inconsistent with the objectives of our stockholders in general. Therefore, it is our policy that directors, officers, and other employees may not engage in any transactions involving our securities which constitute short sales, puts, calls, or other similar derivative securities. The policy also prohibits certain other transactions, including hedging or monetization transactions—e.g., zero-cost collars, forward sale contracts, and arrangements pledging company securities as collateral for a loan (without adequate assurance of other available assets to satisfy the loan).

COMPENSATION AND RISK

We believe that our compensation programs create appropriate incentives to drive sustained, long-term increases in shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•Focus on weighting compensation toward four-year and greater vesting schedules of equity awards;
•individual executive pay generally set at market competitive levels against comparable executive roles at an appropriate set of peer companies, except the CEO, who has compensation significantly below market levels due to his significant ownership interest in us;
•no employment agreements with executive officers;
•the use of positive EBITDA as a performance metric, which incents employees to increase earnings and manage costs efficiently; and
•restrictions on trading in Carvana Class A common stock to reduce insider trading compliance risk, as well as prohibitions on pledging and hedging Carvana capital stock.

In light of these features, we conclude that the risks arising from our executive and employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

TAX AND ACCOUNTING IMPLICATIONS

Carvana considers the tax and accounting aspects of the elements of compensation we offer in determining the most effective method for compensating our executives. This includes, but is not limited to, Section 162(m) of the Internal Revenue Code and the regulations thereunder. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to the CEO and certain other NEOs in excess of $1 million.

As a result of 2017 tax legislation, compensation paid in a fiscal year in excess of $1 million to, or on behalf of, an individual who is a “covered employee” is not expected to be deductible under Section 162(m) of the Internal Revenue Code, unless such compensation qualifies for transition relief (relating to written binding contracts in effect on November 2, 2017, which were not subsequently materially modified). Therefore, certain compensation paid under our existing equity plans and certain of our long-term equity awards originally designed with the intent that such amounts qualify as “performance-based” compensation may not be deductible in the future. Although the committee may consider the effect that Section 162(m) and the potential lack of deduction for amounts paid in excess of the deduction limit may have on Carvana, the committee continues to retain flexibility to make compensation decisions, in the exercise of its business judgment, that are based on factors that it determines to be appropriate (as determined by the committee in its sole discretion) to enable Carvana to continue to attract, retain, reward, and motivate its highly-qualified executives. This flexibility may include amending or modifying the design elements of our historical compensation programs.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the Carvana, Co. Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Carvana Co.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Respectfully submitted by:

Gregory Sullivan
Ira Platt
Dan Quayle
Neha Parikh

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our NEOs for the past three fiscal years.

Name and Principal Position	Year	Salary	Stock awards	Option Awards	Non-equity incentive plan compensation	All other compensation	Total
		($)	($)(1)	($)	($)(2)	($)(3)	($)
Ernest Garcia III	2019	$885,000	$522,925	$1,549,203	$—	$—	$2,957,128
Chief Executive Officer	2018	$400,000	$1,011,664	$428,329	$235,733	$—	$2,075,726
	2017	$400,000	$—	$—	$—	$16,149	$416,149
Mark Jenkins	2019	$735,000	$434,283	$1,286,618	$—	$23,657	$2,479,558
Chief Financial Officer	2018	$375,000	$948,368	$401,566	$221,000	$21,980	$1,967,914
	2017	$350,000	$1,408,000	$—	$—	$12,441	$1,770,441
Benjamin Huston	2019	$735,000	$434,283	$1,286,618	$—	$22,921	$2,478,822
Chief Operating Officer	2018	$375,000	$948,368	$401,566	$221,000	$19,903	$1,965,837
	2017	$350,000	$1,408,000	$—	$—	$24,034	$1,782,034
Daniel Gill	2019	$645,000	$381,128	$1,129,067	$—	$13,819	$2,169,014
Chief Product Officer	2018	$330,000	$835,842	$353,369	$194,480	$13,157	$1,726,848
	2017	$315,000	$528,000	$—	$—	$11,636	$854,636
Paul Breaux	2019	$585,000	$345,679	$1,024,057	$—	$21,437	$1,976,173
General Counsel

(1) The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock units and Class B Units (as hereinafter defined) granted to the NEOs during the years presented as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(2) The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid out under the 2018 annual incentive plan.

(3) Included in “All Other Compensation” for 2017, 2018, and 2019 were the following items:

Name	Year	401(k) Plan Company Match(i)	Non-Business Aircraft Usage(ii)	Incremental Cost of Company Car(iii)	Cellphone Expense(iv)	Total
Ernest Garcia III	2019 (v)	$—	$—	$—	$—	$—
	2018 (v)	$—	$—	$—	$—	$—
	2017	$—	$12,782	$—	$3,367	$16,149
Mark Jenkins	2019	$4,655	$—	$18,500	$502	$23,657
	2018	$3,115	$—	$18,500	$365	$21,980
	2017	$—	$—	$11,538	$903	$12,441
Benjamin Huston	2019	$7,280	$—	$14,750	$891	$22,921
	2018	$4,489	$—	$14,750	$664	$19,903
	2017	$4,200	$—	$18,896	$938	$24,034
Daniel Gill	2019	$1,828	$—	$11,250	$741	$13,819
	2018	$1,523	$—	$11,250	$384	$13,157
	2017	$—	$—	$11,250	$386	$11,636
Paul Breaux	2019	$4,061	$—	$16,411	$965	$21,437

(i) Represents discretionary matching contributions under our 401(k) Plan.

(ii) The 2017 amount for Mr. Garcia is the incremental cost to Carvana of flights relating to a personal event on the private aircraft operated by Bridgecrest Credit Company, f/k/a DT Credit Company, LLC (“Bridgecrest”), an affiliate of DriveTime, and leased by Carvana. See “Certain Relationships and Related Party Transactions – Relationship with DriveTime – Aircraft Time Sharing Agreement.” The incremental cost to Carvana of aircraft used under the aircraft time sharing agreement for a non-business flight is calculated by multiplying the aircraft’s per-mile variable operating cost by a flight’s total mileage, which includes the mileage of an empty return flight. Variable operating costs include: (1) landing, parking, passenger ground transportation, crew travel, and flight planning services expenses; (2) supplies, catering, and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts, and external labor (inspections and repairs); and (5) any customs, foreign permit, and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost. On certain occasions, an NEO or an NEO’s spouse or other family member may fly on the corporate aircraft as additional passengers. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. Carvana does not pay its NEOs any amounts in respect of taxes (so-called gross-up payments) on income imputed to them for non-business aircraft usage.

(iii) The incremental cost of the company car to us has been calculated based on the depreciation value of the vehicle.

(iv) Represents the cost of company-paid cell phone service.

(v) Mr. Garcia’s “All Other Compensation” for 2018 and 2019 was less than $10,000.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated future payouts under equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards(2)
		Threshold (#)	Target (#)	Maximum (#)
Ernest Garcia III	2/25/2019	—	13,586	—	—	—	$—	$522,925
	2/25/2019	—	—	—	—	64,426	$38.00	$1,549,203
Mark Jenkins	2/25/2019	—	11,283	—	—	—	$—	$434,283
	2/25/2019	—	—	—	—	53,506	$38.00	$1,286,618
Benjamin Huston	2/25/2019	—	11,283	—	—	—	$—	$434,283
	2/25/2019	—	—	—	—	53,506	$38.00	$1,286,618
Daniel Gill	2/25/2019	—	9,902	—	—	—	$—	$381,128
	2/25/2019	—	—	—	—	46,954	$38.00	$1,129,067
Paul Breaux	2/25/2019	—	8,981	—	—	—	$—	$345,679
	2/25/2019	—	—	—	—	42,587	$38.00	$1,024,057

(1) The amounts in these columns represent the number of shares that would be issued upon vesting of the RSUs granted under the 2019 performance-contingent grant upon achievement of the EBITDA performance target, as described above under “Compensation Discussion and Analysis.”

(2) The amounts reported in this column represent the grant date fair value of the options and RSUs granted to the NEOs as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR END

	Option Awards				Equity Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Ernest Garcia III:
Non-qualified stock options (9)	—	64,426	$38.00	2/25/2029	—	$—	—	$—
Non-qualified stock options (8)	6,662	9,326	$44.21	7/28/2028	—	$—	—	$—
Restricted stock units (10)	—	—	$—		8,159	$751,036	—	$—
Restricted stock units (performance) (12)	—	—	$—		—	$—	13,586	$1,250,591
Restricted stock units (performance) (11)	—	—	$—		—	$—	14,572	$1,341,353
Mark Jenkins:
Non-qualified stock options (9)	—	53,506	$38.00	2/25/2029	—	$—	—	$—
Non-qualified stock options (8)	6,245	8,744	$44.21	7/28/2028	—	$—	—	$—
Restricted stock units (10)	—	—	$—		7,649	$704,090	—	$—
Restricted stock units (performance) (12)	—	—	$—		—	$—	11,283	$1,038,600
Restricted stock units (performance) (11)	—	—	$—		—	$—	13,662	$1,257,587
Class B Units (2)	—	—	$—		10,000	$687,620	—	$—
Class B Units (4)	—	—	$—		3,000	$206,286	—	$—
Class B Units (5)	—	—	$—		21,667	$1,469,642	—	$—
Class B Units (7)	—	—	$—		86,667	$5,342,154	—	$—
Benjamin Huston:
Non-qualified stock options (9)	—	53,506	$38.00	2/25/2029	—	$—	—	$—
Non-qualified stock options (8)	6,245	8,744	$44.21	7/28/2028	—	$—	—	$—
Restricted stock units (10)	—	—	$—		7,649	$704,090	—	$—
Restricted stock units (performance) (12)	—	—	$—		—	$—	11,283	$1,038,600
Restricted stock units (performance) (11)	—	—	$—		—	$—	13,662	$1,257,587
Class B Units (2)	—	—	$—		10,000	$687,620	—	$—
Class B Units (4)	—	—	$—		3,000	$206,286	—	$—
Class B Units (5)	—	—	$—		21,667	$1,469,642	—	$—

Class B Units (7)	—	—	$—		86,667	$5,342,154	—	$—
Daniel Gill
Non-qualified stock options (9)	—	46,954	$38.00	2/25/2029	—	$—	—	$—
Non-qualified stock options (8)	5,496	7,694	$44.21	7/28/2028	—	$—	—	$—
Restricted stock units (10)	—	—	$—		6,732	$619,681	—	$—
Restricted stock units (performance) (12)	—	—	$—		—	$—	9,902	$911,479
Restricted stock units (performance) (11)	—	—	$—		—	$—	12,022	$1,106,625
Class B Units (2)	—	—	$—		40,000	$2,945,600	—	$—
Class B Units (4)	—	—	$—		2,667	$183,388	—	$—
Class B Units (5)	—	—	$—		5,417	$367,428	—	$—
Class B Units (7)	—	—	$—		32,500	$2,003,300	—	$—
Paul Breaux
Non-qualified stock options (9)	—	42,587	$38.00	2/25/2029	—	$—	—	$—
Non-qualified stock options (8)	5,496	7,694	$44.21	7/28/2028	—	$—	—	$—
Restricted stock units (10)	—	—	$—		6,732	$619,681	—	$—
Restricted stock units (performance) (12)	—	—	$—		—	$—	8,981	$826,701
Restricted stock units (performance) (11)	—	—	$—		—	$—	12,022	$1,106,625
Class B Units (3)	—	—	$—		33,333	$2,292,067	—	$—
Class B Units (4)	—	—	$—		1,667	$114,603	—	$—
Class B Units(6)	—	—	$—		8,333	$565,238	—	$—
Class B Units (7)	—	—	$—		21,667	$1,335,533	—	$—

(1) Amounts were determined based on the closing price of Carvana Co.’s Class A common stock on December 31, 2019, of $92.05 and the applicable participation thresholds of our B1 Units (as defined below), B2 Units (as defined below), B3 Units (as defined below) and B4 Units (as defined below). These values may not reflect the value actually realized by the NEOs upon vesting.

(2) These Class B Units (the “B2 Units”) were granted on March 24, 2015, with a participation threshold of $4.878; 20% vested on March 1, 2016, and the remaining amount vests in 48 equal monthly installments on the first of each month thereafter.

(3) These B2 Units were granted on December 30, 2015, with a participation threshold of $4.878; 20% vested on August 3, 2016, and the remaining amount vests in 48 equal monthly installments on the first of each month thereafter.

(4) These B2 Units were granted on January 29, 2016, with a participation threshold of $4.878; 20% vested on March 1, 2016, and the remaining amount vests in 48 equal monthly installments on the first of each month thereafter.

(5) These Class B Units (the “B3 Units”) were granted on October 21, 2016, with a participation threshold of $5.8114; 20% vested on January 1, 2017, and the remaining amount vests in 48 equal monthly installments on the first of each month thereafter.

(6) These B3 Units were granted on September 16, 2016, with a participation threshold of $5.8114; 20% vested on August 9, 2017, and the remaining amount vests in 48 equal monthly installments on the first of each month thereafter.

(7) These Class B Units (the “B4 Units”) were granted on April 27, 2017, with a participation threshold of $12.00; 20% vest on February 1, 2018, and the remaining amount vests in 48 equal monthly installments on the first of each month thereafter.

(8) These options vested 25% on April 1, 2019, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter.

(9) These options vest 25% on April 1, 2020, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter.

(10) These RSUs vested 25% on April 1, 2019, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter.

(11) These performance-contingent RSUs vest on the date Carvana files a periodic report (i.e., Form 10-Q or Form 10-K) with the SEC reflecting positive ex-Gift EBITDA for a calendar quarter.

(12) These RSUs vest 25% on April 1, 2020, and the remaining amount vests in 36 equal monthly installments on the first of each month thereafter, as long as Carvana has filed a periodic report (i.e., Form 10-Q or Form 10-K) with the SEC reflecting positive ex-Gift EBITDA prior to the vest date. Amounts that previously would have vested if not for the performance criteria will vest on the date Carvana files a periodic report (i.e., Form 10-Q or Form 10-K) with the SEC reflecting positive ex-Gift EBITDA for a calendar quarter.

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock Awards(1)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Ernest Garcia III	—	—	5,828	$376,052
Mark Jenkins	—	—	173,439	$9,994,035
Benjamin Huston	—	—	80,105	$5,130,969
Daniel Gill	—	—	150,842	$9,509,683
Paul Breaux	—	—	51,677	$3,297,166

(1) Amounts include restricted stock units and Class B Units. The number of shares and values were determined based on the closing price of Carvana Co.’s Class A common stock on each vesting date and, in the case of Class B Units, the applicable participation thresholds of our B1 Units, B2 Units, B3 Units, and B4 Units (all as defined above in the “Outstanding Equity Awards at 2019 Fiscal Year End” table).

POTENTIAL PAYMENTS UPON A CHANGE OF CONTROL

As described in “Compensation Discussion and Analysis – Termination, Severance, and Change of Control Benefits” above, we do not have an employment or severance agreement with any of our named executives; however, our NEOs would be entitled to accelerated vesting of certain equity awards under the following conditions, with values listed as of December 31, 2019:

Name	Change of Control ($)(1)	Involuntary Termination without Cause Within 24 Months of a Change of Control ($)(2)
Ernest Garcia III:	$—	$5,930,008
Mark Jenkins:	$7,705,702	$5,053,003
Benjamin Huston:	$7,705,702	$5,053,003
Daniel Gill:	$5,499,716	$4,437,104
Paul Breaux:	$4,307,441	$4,116,290

(1) Amounts in this column represent the market value as of December 31, 2019, and include the following:
•On a fully exchanged basis, of the Class B Units, described above under “Outstanding Equity Awards at 2019 Fiscal Year End,” that would vest upon a change of control of Carvana Group, as long as the executive’s employment had not been previously terminated and subject to certain escrow demand rights held by a purchaser of control of Carvana Group.
•The performance-contingent RSUs granted in 2018 would also vest on a change of control of Carvana Co., but in proportion to the progress made toward positive ex-Gift EBITDA. However, none of the performance-contingent RSUs would be subject to accelerated vesting as of December 31, 2019, because ex-Gift EBITDA as of that date had not progressed beyond the baseline of the grant in 2018.
•The RSUs granted in 2019 would also vest on a change of control of Carvana Co. to the extent the service component was met. However, none of these RSUs granted in 2019 would be subject to accelerated vesting as of December 31, 2019, because as of that date the time-based vesting conditions of the grants had not been met.

(2) Amounts in this column represent the market value as of December 31, 2019, and include the following:
•All outstanding unvested time-based RSUs granted in 2018, which would become fully vested if the executive is involuntarily terminated without cause within 24 months of a change of control of Carvana Co.
•All unvested stock options granted in 2018, which would become fully vested if the executive is involuntarily terminated without cause within 24 months of a change of control of Carvana Co.

•All unvested stock options granted in 2019, which would become fully vested if the executive is involuntarily terminated without cause within 24 months of a change of control of Carvana Co.
•All outstanding unvested RSUs granted in 2019, which would become fully vested if the executive is involuntarily terminated without cause within 24 months of a change of control of Carvana Co.

CEO PAY RATIO

The 2019 annual total compensation of our median-compensated employee other than Mr. Garcia was $37,440. We identified our median-compensated employee by calculating the annual salary of all our employees as of December 31, 2019, annualized for those who joined Carvana during the year. Mr. Garcia’s 2019 annual total compensation was $2,957,128, as disclosed in the “Summary Compensation Table” above. The ratio of our median-compensated employee to Mr. Garcia is 1-to-79.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICIES FOR APPROVAL OF RELATED PARTY TRANSACTION

We have adopted a written policy with respect to the review, approval, and ratification of related party transactions. Under the policy, our Board is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Board will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Board to consider, among other factors it deems appropriate:

a.the related person’s relationship to us and interest in the transaction;
b.the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
c.the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;
d.the benefits to us of the proposed transaction;
e.if applicable, the availability of other sources of comparable products or services; and
f.an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Board may only approve those transactions that are in or are not inconsistent with our best interests and those of our stockholders, as the Board determines in good faith.

AMENDED AND RESTATED OPERATING AGREEMENT

In connection with the organizational transactions we effected in connection with our IPO, we amended and restated Carvana Group’s existing operating agreement, which we refer to as the “LLC Operating Agreement.” In addition, on March 2, 2018, Carvana Group signed an amendment of its LLC Agreement to, among other things, create a class of convertible preferred units. The convertible preferred units were created in connection with the December 5, 2017, issuance and sale of 100,000 shares of convertible preferred stock of Carvana Co. The amendment was effective December 5, 2017. As of December 31, 2018, the 100,000 shares of convertible preferred stock had all been converted into shares of Class A common stock and are no longer outstanding.

In connection with the issuance of our senior notes (see Carvana’s Annual Report on Form 10-K for 2018, page 66 - 67), Carvana Group amended its LLC agreement to create a class of non-convertible preferred units, which Carvana Co. purchased with its net proceeds from the issuance of these senior notes.

The operations of Carvana Group, and the rights and obligations of the holders of our LLC Units (who we refer to as “LLC Unitholders”), are set forth in the LLC Operating Agreement.

EXCHANGE AGREEMENT

On April 27, 2017, we entered into an exchange agreement with Carvana Co. Sub LLC (our wholly owned subsidiary) and the LLC Unitholders. Under the exchange agreement, LLC Unitholders (and certain permitted transferees thereof) may exchange at any time their LLC Units for either shares of our Class A common stock or for cash, whichever we decide. To the extent LLC Unitholders also hold Class B common stock, they will be required to deliver to us the same number of shares of Class B common stock as Class A common stock being exchanged for. We will then cancel those shares of Class B common stock. As LLC Unitholders exchange their interest in Carvana Group, our indirect interest in Carvana Group will increase correspondingly.

When an LLC Unitholder makes an exchange, they will receive four shares of Class A common stock for every five Class A Units or, at our option, cash equal to the value of a share of Class A common stock multiplied by 0.8 times the number of Class A Units being exchanged. The value of the Class A common stock is determined by the average of the volume-weighted average prices for a share of Class A common stock for each of the three consecutive full trading days ending on and including the last full trading day immediately prior to the related date of exchange. Class B Units are subject to vesting and a participation threshold, and, as a result, LLC Unitholders exchanging Class B Units will receive a number of shares of Class A common stock equal to the Class A common stock value (determined the same way as above) less the applicable participation threshold multiplied by 0.8 times the number of Class B Units being exchanged, divided by the same Class A common stock value, subject to adjustment as set forth in the Exchange Agreement.

REGISTRATION RIGHTS AGREEMENT

In connection with the IPO, we entered into a registration rights agreement with certain LLC unitholders. These LLC unitholders are entitled to request that we register their shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” All of these LLC unitholders will be entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (1) shares of our Class A common stock held by certain LLC unitholders, and (2) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Class A common stock described in clause (1) with respect to any dividend, stock split, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities, provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act or repurchased by us or our subsidiaries. In addition, any Registrable Securities held by a person other than an LLC Unitholder and their affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

TAX RECEIVABLE AGREEMENT

We have entered into a Tax Receivable Agreement with LLC Unitholders that will provide for the payment from time to time by us to such persons of 85% of the amount of the benefits, if any, that we realize or, under certain circumstances, are deemed to realize as a result of

1.the increase in our wholly owned subsidiary’s proportionate share of the existing tax basis of the assets of Carvana Group and an adjustment in the tax basis of the assets of Carvana Group reflected in that proportionate share as a result of any future exchanges of LLC Units held by an LLC Unitholder for shares of our Class A common stock or cash; and
2.certain other tax benefits related to our making payments under the Tax Receivable Agreement.

We expect to benefit from the remaining 15% of any tax benefits that we actually realize and, except in connection with a change of control, we will not make any payments under the Tax Receivable Agreement until after we have directly or indirectly realized (or have been deemed to have realized) benefits in excess of such payments. These payment obligations are obligations of Carvana Co. and not of Carvana Group. No payments were made during the year ended December 31, 2019.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

CONTRIBUTION AGREEMENTS

On September 10, 2018, we announced a commitment by our CEO, Ernest Garcia III, to contribute shares of Carvana Co. Class A common stock from his personal shareholdings to Carvana at no charge, intended to fund equity awards of 165 restricted stock units (or roughly $10,000 at the time of the announcement) to each of our then-current employees upon their satisfying certain employment-tenure requirements. During each of the years ended December 31, 2019 and 2018, Carvana and Mr. Garcia entered into contribution agreements pursuant to which Mr. Garcia contributed approximately 0.2 million shares of Carvana Co. Class A common stock to Carvana at no charge and we subsequently granted approximately 0.2 million restricted stock units in each of those years. Although we do not expect Mr. Garcia to incur any tax obligations related to these contributions, we have indemnified Mr. Garcia from any such obligations that may arise. As of December 31, 2019, Mr. Garcia had fulfilled his commitment and no further contribution agreements are to be entered into.

RELATIONSHIP WITH DRIVETIME

Prior to November 1, 2014, Carvana, LLC was a wholly owned subsidiary of DriveTime. On November 1, 2014, DriveTime distributed the units of Carvana, LLC to the unit holders of DriveTime on a pro rata basis, which we refer to as the “Spinoff.” DriveTime is controlled by our controlling stockholder, Ernest Garcia II, who is also the father of our CEO, Ernest Garcia III. Following the Spinoff, the unit holders of DriveTime contributed the Carvana, LLC units to Carvana Group.

Subsequent to the Spinoff, we entered into several agreements with DriveTime and affiliated companies that were intended to facilitate our transition to a standalone company, which are described below, along with subsequent agreements. We will refer to DriveTime and its subsidiaries and affiliates, other than us, as “DriveTime”. In addition to the discussion below, our relationship with DriveTime is further discussed in Note 6 to our Notes to Consolidated Financial Statements of Carvana’s Annual Report on Form 10-K for 2019. There can be no assurances that DriveTime or its affiliated companies will enter into any new agreements or arrangements with us, or extend or renew existing agreements or arrangements, on the same terms, similar terms, or at all.

ATLANTA, GA HUB LOCATION LEASE GUARANTEE

In May 2013, DriveTime guaranteed our obligations under the lease governing our occupancy of the property on which an Atlanta hub is located. We do not compensate DriveTime for the guarantee. The initial lease term and rent payments commenced December 1, 2013, and the current term expires on November 30, 2021. Base rent during the initial term was $9.5 thousand per month but may increase by 3% of the then-current base rent during each extension term. Monthly rent payments were $10.7 thousand per month through November 2019, and as of December 2019, are $11.0 thousand per month through November 30, 2020 and $11.3 thousand per month through November 30, 2021. In addition to base rent, we are responsible for our proportionate share of common area maintenance charges.

LEASE AGREEMENT

In connection with the Spinoff, we entered into a lease agreement dated November 1, 2014, with DriveTime that governs our access to and utilization of space at inspection and reconditioning centers (“IRCs”) in Blue Mound, Texas, and Delanco, New Jersey, and previously in Winder, Georgia, which previously were DriveTime IRCs. The lease agreement was most recently amended in December 2018. The agreement also governs utilization of office space and parking spaces at various DriveTime IRCs and retail facilities that we use as hubs.

Under the amended lease agreement, hubs generally have cancellable two-year terms subject to certain two consecutive one-year renewal options and subject to the terms of any master lease under which we are subleasing. We increased our utilization of the DriveTime IRCs in Blue Mound, Texas, and Delanco, New Jersey, to 100% as of July 2018. At both of these locations, we make monthly lease payments based on DriveTime's actual rent expense. In addition, we are responsible for the actual insurance costs and real estate taxes. Total expenses related to this lease agreement were approximately $2.5 million for the year ended December 31, 2019.

HOUSTON, TX VENDING MACHINE LEASE GUARANTEE

On July 14, 2015, DriveTime guaranteed our obligations under the lease governing our occupancy of the property on which our Houston vending machine is located. We do not compensate DriveTime for the guarantee. The initial lease term commenced January 8, 2016, and we began paying base rent on May 7, 2016. Base rent during the initial term is $23.0 thousand per month, and the initial term expires on April 6, 2026. We have the option to extend the initial term for four additional consecutive five-year periods. Base rent during each extension term will increase 10% of the then-current base rent for each subsequent extension.

TEMPE, AZ OFFICE LEASE

In September 2016, we entered into an agreement to lease the second floor of our corporate headquarters in Tempe, Arizona beginning April 2017. Pursuant to this lease, we paid an initial monthly base rent of $107.0 thousand, which increases throughout the duration of the lease. The lease has an initial term of 83 months and we have three 5-year extension options. DriveTime partially guarantees our lease payments until the 30th full calendar month of the lease. We do not compensate DriveTime for the guarantee.

In connection with this lease, we entered into a sublease with DriveTime for our use of the first floor of the same building. Under the sublease, which is coterminous with DriveTime’s master lease and has a term of 83 months, subject to our right to exercise three 5-year extension options, we pay the prime landlord rent equal to the amounts due under the master lease, including initial monthly base rent of $102.0 thousand, beginning April 1, 2018, which increases throughout the duration of the sublease and master lease. Total expenses related to this lease agreement were approximately $0.9 million for the year ended December 31, 2019.

TOLLESON, AZ INSPECTION AND RECONDITIONING CENTER LEASE

In December 2016, we entered into a lease agreement with Verde Investments Inc. (“Verde”), an affiliate of DriveTime, for an IRC in Tolleson, Arizona. The lease commenced in February 2017. In August 2018, we entered into an additional lease agreement with a coterminous initial term with Verde for contiguous space to use in connection with such center, which began that same month. The leases expire in December 2031 subject to our right to extend for four 5-year terms. Pursuant to the leases, we pay an initial base rent of $137.5 thousand per month, which is adjusted each year beginning on January 1, 2018, and $57.1 thousand per month, which is adjusted each year beginning on January 1, 2020, respectively, each in accordance with the Consumer Price Index, subject to a minimum increase of 2% per year and a maximum increase of 5% per year. Total expense related to these lease agreements was approximately $2.8 million for the year ended December 31, 2019.

WINDER, GA INSPECTION AND RECONDITIONING CENTER LEASE

In February 2017, we entered into a lease with DriveTime for an IRC in Winder, Georgia where we previously maintained partial occupancy under the DriveTime lease agreement described above and we are now the sole occupant. The lease has an 8-year term, subject to our ability to exercise three renewal option terms of five years each. We began paying base rent of $83.3 thousand per month as of March 1, 2017. The monthly rent is subject to adjustment each year beginning January 1, 2018, increasing in an amount equal to the percentage increase in the Consumer Price Index, with a maximum of 5% and a minimum of 2%. The monthly rent increased on January 1, 2018, to $85.1 thousand. Our total expenses related to this lease agreement were approximately $1.1 million for the year ended December 31, 2019.

HUB LEASE AGREEMENT

In March 2017, we entered into a lease with DriveTime that governs our utilization of office space and parking spaces at DriveTime facilities that we use as hubs. The lease was most recently amended in December 2018. Under the lease agreement, we pay a monthly rental fee related to our pro rata utilization of space at such facilities plus a pro rata share of each facility’s actual insurance costs and real estate taxes. Each hub has an initial cancellable term of two years, subject to certain two consecutive one-year renewal options. Our total expenses related to this lease agreement were approximately $0.8 million for the year ended December 31, 2019.

CLEVELAND, OH AREA INSPECTION AND RECONDITIONING CENTER SUBLEASE

In November 2018, Carvana entered into a sublease agreement with DriveTime for an inspection and reconditioning center near Cleveland, Ohio. Pursuant to the sublease, Carvana temporarily shared space at the IRC until DriveTime vacated the facility in February 2019, at which point we purchased certain leasehold improvements and equipment at the facility from DriveTime for approximately $4.3 million (which amount represented the book value of such improvements and equipment net of accumulated depreciation and amortization) and became the sole occupant. We pay a base rent of $35.0 thousand per month which increases in each extension term. The sublease has an initial term of three years. We have the ability to exercise three renewal options of five years each. Before DriveTime vacated the property, we paid a monthly rental fee related to our pro rata utilization of space at the facility plus a pro rata share of the facility’s actual insurance costs and real estate taxes. Our share of facility and shared reconditioning supplies expenses were calculated based on the actual costs for operating the inspection and reconditioning center and our pro rata share of total reconditioned vehicles and parking spaces at the IRC in a given month. Our total expenses related to this lease agreement were approximately $0.7 million for the year ended December 31, 2019.

NASHVILLE, TN AREA INSPECTION AND RECONDITIONING CENTER LEASE

On February 28, 2019, Carvana assumed a lease from DriveTime of an IRC near Nashville, Tennessee. As part of the agreement, we agreed to purchase certain leasehold improvements and equipment at the facility from DriveTime for approximately $2.0 million (which amount represented the book value of such improvements and equipment net of accumulated depreciation and amortization). The term expires on October 31, 2023, subject to our ability to exercise three renewal options of five years each. DriveTime was a partial occupant of the IRC until April 1, 2019, after which Carvana became the sole occupant of the IRC, but DriveTime was not fully released from lease obligations by the landlord. Base rent during the current term of the lease was $21.0 thousand per month before increasing to $31.0 thousand in the second half of 2019 based on our expansion of leased space, and will further increase during each extension term over the then-current base rent by an amount equal to the percentage increase in the Consumer Price Index, with a maximum of 15% and a minimum of 10%. During the year ended December 31, 2019, the rent paid to DriveTime was approximately $60.2 thousand.

TEMPE, AZ HEADQUARTERS 3

In December 2019, Verde Opportunity Heath LLC ("Verde Opportunity") purchased an office building in Tempe, Arizona that we leased from an unrelated party. In connection with the purchase, Verde Opportunity assumed that lease. The lease has an initial term of 10 years, subject to the right to exercise two five-year extension options. During the year ended December 31, 2019, the rent paid to Verde Opportunity was approximately $42.5 thousand.

SERVICING AGREEMENTS WITH DRIVETIME

In December 2015, we entered into a servicing agreement with DriveTime, wherein DriveTime agreed to perform certain servicing and administrative functions with respect to automotive finance receivables we own after origination and before sale. In the year ended December 31, 2019, DriveTime had aggregate earnings of approximately $2.4 million for performing servicing functions for such receivables.

In addition, DriveTime services loans that we have sold to third parties in prior years. For the year ended December 31, 2019, DriveTime had aggregate earnings of approximately $9.7 million related to the servicing of such loans.

Further, DriveTime performs certain servicing and administrative functions with respect to automotive finance receivables we sell or pledge under the following agreements:

Master Purchase and Sale Agreement

In December 2016, we entered into a master purchase and sale agreement pursuant to which we sell finance receivables meeting certain underwriting criteria to certain financing partners, including Ally Bank and Ally Financial. During the year ended December 31, 2019, we sold approximately $418.8 million in principal balances of finance receivables under the purchase and sale agreement. DriveTime had aggregate earnings of approximately $4.4 million pursuant to the agreement for performing servicing functions for the year ended December 31, 2019.

Transfer Agreements

In November 2017, we entered into a master transfer agreement pursuant to which we sold finance receivables meeting certain underwriting criteria to a purchaser trust funded by certain financing partners (the “2017 Master Transfer Agreement”). In May 2019, we purchased the certificate for such purchaser trust from a third party in connection with the establishment of a $350 million revolving facility with Ally Bank, as further described below under "Loan and Security Agreements" (the “SART 2017-1 Credit Facility”). During the year ended December 31, 2019, prior to purchasing the certificate for the SART 2017-1 Credit Facility we sold approximately $139.3 million in principal balances of finance receivables under the 2017 Master Transfer Agreement.

In March, June, September, and December 2019, we entered into master transfer agreements pursuant to which we sold finance receivables meeting certain underwriting criteria to certain purchaser trusts in connection with the securitization of those finance receivables. Under these agreements, the purchaser trusts purchased an aggregate of approximately $1.9 billion in principal balances of finance receivables.

The purchaser trusts engaged Carvana as the administrator of such trusts and DriveTime as servicer of the receivables. In the year ended December 31, 2019, DriveTime had aggregate earnings of approximately $7.8 million for performing servicing functions.

Loan and Security Agreements

In April 2019, we entered in a Loan and Security Agreement with Ally Bank pursuant to which Ally Bank agreed to provide a $300.0 million revolving credit facility (the "DART I Credit Facility") to fund certain automotive finance receivables originated by the Company.

In May 2019, we purchased the certificate of the SART 2017-1 Credit Facility from a third party. In connection with the purchase of the certificate, the Company and Ally Bank entered into the A&R Loan and Security Agreement pursuant to which Ally Bank agreed to provide the $350.0 million SART 2017-1 Credit Facility to fund certain automotive finance receivables originated by the Company (the DART I Credit Facility and the SART 2017-1 Credit Facility collectively, the "Finance Receivable Facilities").

The Finance Receivables Facilities engaged Carvana as the administrator of the trust and DriveTime as servicer of the receivables. In the year ended December 31, 2019, DriveTime had aggregate earnings of $1.8 million for performing servicing functions.

2020 Credit Facilities

In January and February 2020, we entered into two revolving credit facilities with certain lenders to fund automotive finance receivables originated by the Company. The credit facilities may be drawn upon through July 23, 2021 and February 20, 2022, respectively. As of the date hereof, the lenders have committed an aggregate amount of $925.0 million under these facilities, which may be increased to an aggregate $1.0 billion with the consent of certain lenders. The lenders and the Company engaged DriveTime as servicer of the receivables and DriveTime is expected to earn a fee consistent with their servicing of our other facilities.

GAP WAIVER INSURANCE POLICY

During the year ended December 31, 2019, we purchased insurance policies from BlueShore Insurance Company ("BlueShore"), an affiliate of DriveTime, for approximately $1.8 million that reimburses the lienholder of finance receivables with GAP waiver coverage for any GAP waiver claims on a defined set of finance receivables that we sold in our securitization transactions. This insurance is transferred with the underlying finance receivable. In March 2019, we entered into a retrospective profit sharing agreement with BlueShore under which we will share in the profits generated from the insurance policies by receiving a portion of the excess of the premium we paid to BlueShore, net of a fee, compared to the amount BlueShore pays out related to the GAP waiver claims. As of December 31, 2019, we held a receivable of approximately $0.2 million.

MASTER DEALER AGREEMENT

In December 2016, we entered into a master dealer agreement with DriveTime. Pursuant to this agreement, we may sell vehicle service contracts (“VSCs”) to customers purchasing a vehicle from us. We earn a commission on each VSC sold to our customers and DriveTime is obligated by and subsequently administers the VSCs. We collect the retail purchase price of the VSCs from our customers and remit the purchase price net of commission to DriveTime. During the year ended December 31, 2019, we recognized approximately $55.6 million of commissions earned on VSCs sold to our customers and administered by DriveTime, net of a reserve for estimated contract cancellations. On November 5, 2018 (effective October 1, 2018), we amended the master dealer agreement to allow Carvana to receive payments for excess reserves based on the performance of the VSCs versus the reserves held by the VSC administrator, once a required claims period for such VSCs has passed. During the year ended December 31, 2019, Carvana recognized approximately $4.1 million related to payments for excess reserves to which it expects to be entitled.

Beginning in 2017, DriveTime also administers a portion of our GAP waiver coverage and the limited warranty provided to all customers under the master dealer agreement. We pay a per-contract fee to DriveTime to administer a portion of the GAP waiver coverage we sell to our customers and a per-vehicle fee to DriveTime to administer the limited warranty included with every purchase. We incurred costs of approximately $4.3 million during the year ended December 31, 2019, related to the administration of GAP waiver coverage and limited warranty.

AIRCRAFT TIME SHARING AGREEMENT

On October 22, 2015, we entered into an agreement, which was amended on May 15, 2017, to share usage of two aircraft operated by DriveTime. Pursuant to the agreement, we agreed to reimburse DriveTime for actual expenses for each of our flights. The original term of the agreement was for 12 months, with perpetual 12-month automatic renewals. Either the lessors or the lessees can terminate the lease with 30 days’ written notice. We reimbursed DriveTime $0.5 million under this agreement during the year ended December 31, 2019.

SENIOR UNSECURED NOTES

In September 2018, we issued and sold $350.0 million aggregate principal amount of 8.875% senior unsecured notes due 2023 (the “senior notes”), $25.0 million aggregate principal amount of which were purchased by Verde. Verde subsequently sold $10.0 million aggregate principal amount of the senior notes. The senior notes accrue interest at a rate of 8.875% per annum, which is payable semi-annually in arrears on April 1 and October 1 of each year. As of December 31, 2019, Verde held $15.0 million of principal of the senior notes. Verde received $1.4 million in interest payments during the year ended December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of February 25, 2020, by:

•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•each of our named executive officers;
•each of our directors; and
•all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, it is our understanding that the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options, Class B Units, or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of February 25, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. We have based the percentage ownership of our Class A common stock on 50,551,092 shares of our common stock outstanding as of February 25, 2020, and have based the percentage ownership of our Class B common stock on 101,212,613 shares as of the same date. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Carvana Co., 1930 W Rio Salado Pkwy, Tempe, AZ 85281.

	Shares Beneficially Owned
	Class A Common Stock(1)			Class B Common Stock(1)
Name of Beneficial Owner	Shares		%	Shares		%	Voting %
Ernest C. Garcia II	100,000	(2)	*	84,723,479	(3)	84%	89%
CVAN Holdings, LLC	500,000	(4)	1%	12,795,376	(4)	13%	1%
FMR LLC	6,017,002	(5)	12%	—		—%	*
Spruce House Investment Management LLC	5,600,000	(6)	11%	—		—%	*
Tiger Global Management, LLC	4,912,907	(7)	10%	—		—%	*
The Vanguard Group	4,447,353	(8)	9%	—		—%	*
CAS Investment Partners, LLC	2,774,918	(9)	5%	—		—%	*
Morgan Stanley	2,725,804	(10)	5%	—		—%	*
The Goldman Sachs Group, Inc.	2,663,542	(11)	5%	—		—%	*
Management and Directors
Ernest C. Garcia, III	29,218	(12)	*	15,498,547	(13)	15%	16%
Mark Jenkins	848,527	(14)	2%	—		—%	*
Benjamin Huston	848,534	(15)	2%	—		—%	*
Daniel Gill	496,158	(16)	1%	—		—%	*
Paul Breaux	138,285	(17)	*	—		—%	*
Ira Platt	211,777	(18)	*	—		—%	*
Gregory Sullivan	30,928	(19)	*	—		—%	*
Dan Quayle	30,928	(19)	*	—		—%	*
Michael Maroone	81,928	(20)	*	—		—%	*
Neha Parikh	2,000	(21)	*	—
All management and directors (11 individuals)	3,087,152	(22)	6%	15,498,547		15%	17%

(1) Each share of Class A common stock entitles the registered holder thereof to one vote on all matters presented to stockholders for a vote generally, including the election of directors. Each share of our Class B common stock held by the Garcia Parties entitles its holder to ten votes on all matters to be voted on by stockholders generally, including the election of directors, for so long as the Garcia Parties maintain, in the aggregate, direct or indirect beneficial ownership of at least 25% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock). Each other share of our Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally, including the election of directors. The Class A common stock and Class B common stock vote as a single class on all matters except as required by law or the certificate of incorporation. A “*” indicates percentages of less than 1%.

(2) This number includes 100,000 shares of our Class A common stock owned by the Ernest C. Garcia III Multi-Generational Trust III. While Ernest Garcia II is the investment trustee over Ernest C. Garcia III Multi-Generational Trust III, the trust is irrevocable and he is not a beneficiary. Mr. Garcia III and his children are the beneficiaries of the Ernest C. Garcia III Multi-Generational Trust III. This information is based on the Form 4 filed with the SEC by Mr. Garcia II on November 12, 2019. Mr. Garcia II’s address is 1720 W. Rio Salado Parkway, Suite A, Tempe, AZ 85281.

(3) This number includes 52,937,458 shares of Class B common stock owned directly by Mr. Garcia II; and 8,000,000 shares of Class B common stock owned by ECG II SPE, of which Mr. Garcia II is the 100% owner. This number also includes 11,834,021 shares of Class B common stock owned by the Ernest Irrevocable 2004 Trust III, of which Mr. Garcia III is the sole beneficiary, and 11,952,000 shares of Class B common stock owned by the Ernest C. Garcia III Multi-Generational Trust III, of which Mr. Garcia III is a beneficiary together with his children. While Ernest Garcia II is the investment trustee over Ernest C. Garcia III Multi-Generational Trust III, the trust is irrevocable and he is not a beneficiary. While Ernest Garcia II and Ernest Garcia III are the joint investment trustees over Ernest Irrevocable 2004 Trust III, the trust is irrevocable and Mr. Garcia II is not a beneficiary. These shares of Class B common stock together with the corresponding LLC Units may be exchanged for 84,723,479 shares of Class A common stock. These shares of Class A common stock represent approximately 54% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time. This information is based on the Form 4 filed with the SEC by Mr. Garcia II on November 12, 2019. The address for each of these reporting persons is 1720 W. Rio Salado Parkway, Suite A, Tempe, AZ 85281.

(4) CVAN Holdings, LLC; Delaware Life Holdings Parent, LLC; Delaware Life Holdings Parent II, LLC; Delaware Life Holdings Manager, LLC; and Mark Walter report shared voting and dispositive power of 500,000 shares of Class A common stock and 12,795,376 shares of Class B common stock. CVAN Holdings, LLC directly holds the Class A common stock and Class B common stock. CVAN Holdings, LLC is a wholly-owned subsidiary of Delaware Life Holdings Parent, LLC (“Parent I”). Parent I is a wholly-owned subsidiary of Delaware Life Holdings Parent II, LLC (“Parent II”). Each of Parent I and Parent II is managed by Delaware Life Holdings Manager, LLC (“Manager”) and each of Parent II and Manager is controlled by Mr. Mark Walter (“Mr. Walter”). Each of Parent I, Parent II, Manager and Mr. Walter may be deemed to indirectly share voting and dispositive power over the securities held directly by CVAN Holdings, LLC, and as a result, may be deemed to have or share beneficial ownership of the securities held directly by CVAN Holdings, LLC. These shares of Class B common stock together with the corresponding LLC Units may be exchanged for 12,795,376 shares of Class A common stock. These shares of Class A common stock represent approximately 8% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time. CVAN Holdings, LLC has pledged 5,375,000 of the LLC Units and 4,300,000 shares of Class B common stock to secure its obligations under a prepaid variable forward sale contract with an unaffiliated third party, including the obligation to deliver to the counterparty up to 4,300,000 shares of Class A common stock on the maturity date of the contract. The pledged securities are exchangeable for 4,300,000 shares of Class A common stock pursuant to the Exchange Agreement. This information is based on the Schedule 13G/A filed with the SEC on February 6, 2020. The address for each of these reporting persons is 227 W Monroe Suite 4800, Chicago, IL 60606.

(5) FMR LLC reports sole power to dispose or direct the disposition of 6,017,002 shares of Class A common stock and sole power to vote or direct the vote of 1,192,455 shares of Class A common stock. This information is based on the Schedule 13G/A filed with the SEC on February 7, 2020. FMR LLC’s address is 245 Summer Street, Boston, MA 02210.

(6) Spruce House Investment Management LLC; Spruce House Capital LLC; The Spruce House Partnership LP; Zachary Sternberg and Benjamin Stein report shared voting and dispositive power of 5,600,000 shares of Class A common stock. Zachary Sternberg and Benjamin Stein each report sole voting and dispositive power of 50,000 shares of Class A common stock. The Spruce House Partnership LP holds the 5,600,000 shares with shared voting and dispositive power and Spruce House Capital LLC serves as the general partner and Spruce House Investment Management LLC serves as the investment manager. Zachary Sternberg and Benjamin Stein each serve as a managing member of Spruce House Capital LLC and Spruce House Investment Management LLC. This information is based on the Schedule 13G/A filed with the SEC on February 14, 2020. The address for each of these reporting persons is 435 Hudson Street, 8th Floor New York, NY 10014.

(7) Tiger Global Performance, LLC, Tiger Global Management, LLC, Charles P. Coleman III, and Scott Shleifer each report shared voting and dispositive power of 4,912,907 shares of Class A common stock.Tiger Global Investments, L.P. reports shared voting and dispositive power of 3,859,557 shares of Class A common stock.This information is based on the Schedule 13G/A filed with the SEC on February 14, 2020. The address for Tiger Global Investments, L.P. is P.O. Box 31106, 89 Nexus Way, Camana Bay, Grand Cayman KY1-1205, Cayman Islands. The address for each of the other reporting persons herein is 9 West 57th Street, 35th Floor, New York, NY 10019.

(8) The Vanguard Group reports sole dispositive power of 4,416,640 shares of Class A common stock. The Vanguard Group reports shared power to dispose or direct the disposition of 30,713 of these shares of Class A common stock and shared power to vote or direct the vote of 9,718 of these shares of Class A common stock and sole power to vote of 26,920 of these shares of Class A common stock. This information is based on the Schedule 13G/A filed with the SEC on February 12, 2020. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(9) Sosin Partners, L.P. and CSWR Partners, L.P. owned an aggregate of 2,774,918 shares of Class A common stock. Clifford Sosin is the Managing Member of CAS Investment Partners, LLC, and CAS Investment Partners, LLC is the investment manager of CSWR Partners, L.P and of Sosin Partners, L.P., in which such shares referred to above are held. As a result, CAS Investment Partners, LLC and Clifford Sosin possess the power to vote and dispose or direct the disposition of all the shares owned by Sosin Partners, L.P. and CSWR Partners, L.P. Thus, CAS Investment Partners, LLC and Clifford Sosin may be deemed to beneficially own a total of 2,774,918 shares. Mr. Sosin disclaims beneficial ownership of any of the shares held by Sosin Partners, L.P. and CSWR Partners, L.P. This information is based on the Schedule 13G/A filed with the SEC on February 14, 2020. The address for each of these reporting persons is 135 E 57th Street, Suite 18-108, New York, NY 10022.

(10) Morgan Stanley and Morgan Stanley Investment Management Inc. each report beneficial ownership of and shared dispositive power of 2,725,804 shares of Class A common stock and shared voting power of 2,620,450 shares of Class A common stock. This information is based on the Schedule 13G filed with the SEC on February 12, 2020. The address for each of these reporting persons is 1585 Broadway, New York, NY 10036.

(11) The Goldman Sachs Group Inc. and Goldman Sachs & Co. LLC each report beneficial ownership of and shared dispositive power of 2,663,542 shares of Class A common stock and shared voting power of 2,663,541 shares of Class A common stock. This information is based on the Schedule 13G filed with the SEC on January 30, 2020. The address for each of these reporting persons is 200 West Street, New York, NY 10282.

(12) This number includes 4,534 shares of Class A common stock owned directly by Ernest Garcia III. This number also includes 24,101 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of February 25, 2020, and 583 shares of Class A common stock issuable upon vesting and settlement of restricted stock units that will have vested within 60 days of February 25, 2020, inclusive of shares to be withheld for tax purposes.

(13) This number includes 3,664,526 shares of Class B common stock owned directly by Mr. Garcia III, and 11,834,021 shares of Class B common stock owned by the Ernest Irrevocable 2004 Trust III, of which Mr. Garcia III is the sole beneficiary. While Ernest Garcia II and Ernest Garcia III are the investment trustees over Ernest Irrevocable 2004 Trust III, the trust is irrevocable and Mr. Garcia II is not a beneficiary. Mr. Garcia III is the sole beneficiary of the Ernest Irrevocable 2004 Trust III. These shares of Class B common stock together with the corresponding LLC Units may be exchanged for 15,498,547 shares of Class A common stock. These shares of Class A common stock represent approximately 10% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.

(14) This number includes 4,324 shares of Class A common stock owned directly by Mr. Jenkins; 822,784 shares of Class A common stock issuable in exchange for vested Class B Units including those that will be vested within 60 days of February 25, 2020, based on an assumed price of $104.04 share (the closing price of our Class A common stock on the NYSE on February 25, 2020); 20,872 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of February 25, 2020; and 547 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of February 25, 2020, inclusive of shares to be withheld for tax purposes.

(15) This number includes 4,332 shares of Class A common stock owned directly by Mr. Huston; 822,783 shares of Class A common stock issuable in exchange for vested Class B Units including those that will be vested within 60 days of February 25, 2020, based on an assumed price of $104.04 per share (the closing price of our Class A common stock on the NYSE on February 25, 2020); 20,872 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of February 25, 2020; and 547 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of February 25, 2020, inclusive of shares to be withheld for tax purposes.

(16) This number includes 3,885 shares of Class A common stock owned directly by Mr. Gill; 473,458 shares of Class A common stock issuable in exchange for vested Class B Units including those that will be vested within 60 days of February 25, 2020, based on an assumed price of $104.04 per share (the closing price of our Class A common stock on the NYSE on February 25, 2020); 18,334 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of February 25, 2020; and 481 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of February 25, 2020, inclusive of shares to be withheld for tax purposes.

(17) This number includes 3,793 shares of Class A common stock owned directly by Mr. Breaux; 116,769 shares of Class A common stock issuable in exchange for vested Class B Units including those that will be vested within 60 days of February 25, 2020, based on an assumed price of $104.04 per share (the closing price of our Class A common stock on the NYSE on February 25, 2020); 17,242 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of February 25, 2020; and 481 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of February 25, 2020, inclusive of shares to be withheld for tax purposes.

(18) This number includes 19,999 shares of Class A common stock owned directly by Mr. Platt and 850 shares of Class A common stock held directly and jointly by Mr. Platt’s parents. This number also includes 160,000 shares of Class A common stock issuable in exchange for vested Class B Units including those that will be vested within 60 days of February 25, 2020, based on an assumed price of $104.04 per share (the closing price of our Class A common stock on the NYSE on February 25, 2020); 30,928 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of February 25, 2020.

(19) This number includes 30,928 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of February 25, 2020.

(20) This number includes 30,000 shares of Class A common stock owned directly by Mr. Maroone, 1,000 shares of Class A common stock held directly by the Maroone Family Partnership, LP, an entity controlled by Mr. Maroone that Mr. Maroone disclaims beneficial ownership of except to the extent of his pecuniary interest therein, and 20,000 shares of Class A common stock held directly by the Michael Maroone Family Partnership, LP, an entity controlled by Mr. Maroone. This number also includes 30,928 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of February 25, 2020.

(21) These shares of Class A common stock are owned by Ms. Parikh's spouse.

(22) This number includes 2,739,721 shares of Class A common stock issuable in exchange for vested Class B Units including those that will be vested within 60 days of February 25, 2020, based on an assumed price of $104.04 per share (the closing price of our Class A common stock on the NYSE on February 25, 2020); 239,645 shares of Class A common stock issuable upon the exercise of options that will have vested within 60 days of February 25, 2020; 3,120 shares of Class A common stock issuable upon the vesting and settlement of restricted stock units that will have vested within 60 days of February 25, 2020, inclusive of shares to be withheld for tax purposes. This number excludes 15,498,547 shares of Class A common stock issuable in exchange for LLC Units held by our executive officers and directors, based on an assumed price of $104.04 per share (the closing price of our Class A common stock on the NYSE on February 25, 2020). These shares of Class A common stock represent approximately 10% of the shares of Class A common stock that would be outstanding if all outstanding LLC Units were exchanged and all outstanding shares of Class B common stock were converted at that time.

ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2020. Services provided to Carvana and its subsidiaries by Grant Thornton LLP for the year ended December 31, 2019 are described below and under “Audit Committee Report.”

FEES AND SERVICES

The following table summarizes the aggregate fees for professional audit services and other services rendered by Grant Thornton LLP for the years ended December 31, 2019 and 2018:

Services	2019	2018
Audit Fees	$1,638,527(1)	$1,524,986(1)
Audit-Related Fees	$—	$—
Tax Fees	$520,541(2)	$349,220(2)
All Other Fees	$—	$—

(1) Includes the aggregate fees for the audit of our annual consolidated financial statements and internal controls, and the reviews of each of our quarterly consolidated financial statements. These fees also include procedures performed related to our follow-on offerings completed in April 2018 and May 2019, registration of shares on Form S-3 in May and December 2018, and the issuance of our senior notes in September 2018 and May 2019.

(2) Includes the aggregate fees for tax return preparation and other tax compliance services.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Carvana management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes–Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes–Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.

The Audit Committee approved all services provided by Grant Thornton LLP. Representatives of Grant Thornton LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Grant Thornton LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. If Carvana’s stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Grant Thornton LLP as our independent registered public accounting firm if it is determined that it is in Carvana’s best interests to do so.

The Audit Committee and the Board recommend that you vote “FOR” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of Carvana for the year ending December 31, 2020.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of three independent directors (as defined by the New York Stock Exchange Listing Standards), met eight times in 2019, and operates under a written charter, which is posted on our website at investors.carvana.com/corporate-governance/governance-documents. As provided in the charter, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•reviewed and discussed the audited financial statements for the year ended December 31, 2019, with our management;

•discussed with our independent auditors, Grant Thornton LLP, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees); and

•received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP the independence of Grant Thornton LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted by:

Ira Platt
Gregory Sullivan
Michael Maroone

ITEM 3 - SAY ON PAY

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis,” the “Summary Compensation Table,” and the related compensation tables and narrative. This item is being presented pursuant to Section 14A of the Securities Exchange Act of 1934. Although this advisory vote is not binding, the Compensation and Nominating Committee will consider the voting results when evaluating our executive compensation program.

Our executive compensation programs are designed to support our long-term success and reflect our pay-for-performance culture. Our Company has grown dramatically over the years. Our growth has few historical precedents and makes us one of the fastest-growing technology, consumer, or retail companies at our scale, and in 2019 we continued to grow rapidly, with another year of triple-digit revenue growth while simultaneously making significant progress in gross profit per unit and accelerating our operating leverage. We have a strong belief in promoting a pay-for-performance culture, and, accordingly, as described in the “Compensation Discussion and Analysis” of this proxy statement, the Compensation and Nominating Committee has set challenging performance targets based not on last year’s achievements but continued progress towards profitability, and has structured our executive compensation program to tie total compensation to long-term stockholder value, as reflected primarily in our stock price. We believe that our executive compensation plans effectively support our strategic and financial goals, create a culture of teamwork, and are directly tied to the performance of the Company and shareholder outcomes.

The Board recommends a vote “FOR” approval, on an advisory basis, of our executive compensation as described in this proxy statement.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

The “Audit Committee Report” included in this proxy statement shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT, AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K, all amendments to those reports filed with the SEC, our code of business conduct, corporate governance guidelines, the charters of the Audit Committee and Compensation and Nominating Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, investors.carvana.com, or may be requested in print, at no cost, by email at investors@carvana.com or by mail to Carvana Co., 1930 W. Rio Salado Pkwy, Tempe, AZ 85281, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly, and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the internet at www.sec.gov. We are an electronic filer, and the SEC maintains an internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is investors.carvana.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

Carvana is paying the expenses of this solicitation. Carvana will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the record date by such persons, and Carvana will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers, and other employees of Carvana may solicit proxies in person or by telephone, facsimile, email, or other similar means.

ANNEX

100K MILESTONE GIFT

On September 10, 2018, we announced a commitment by our CEO, Ernest Garcia III, to contribute 165 shares of Class A common stock to us from his personal shareholdings for every one of our then-existing employees upon their satisfying certain employment tenure requirements. In connection with these contributions, we have made corresponding grants of 165 restricted stock units under our 2017 Omnibus Incentive Plan to each employee who has satisfied the requirements (the “100k Milestone Gift” or “Gift”). Under U.S. GAAP, the 100k Milestone Gift is treated as compensation expense, a portion of which relates to the production of our used vehicle inventory and is therefore capitalized to inventory and subsequently recognized within costs of sales when the related inventory is sold. As of December 31, 2019, Mr. Garcia had fulfilled his commitment and no further grants for the Gift shall be made.

NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we also present the following non-GAAP measures: gross profit ex-Gift, gross profit per unit ex-Gift, EBITDA ex-Gift, and EBITDA margin ex-Gift. We believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team, and it also improves investors’ understanding of our underlying operating performance and their ability to analyze our ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

GROSS PROFIT EX-GIFT AND GROSS PROFIT PER UNIT EX-GIFT

Gross profit ex-Gift and gross profit per unit ex-Gift are non-GAAP supplemental measures of operating performance that do not represent and should not be considered an alternative to gross profit, as determined by GAAP. Gross profit ex-Gift is defined as gross profit before compensation expense related to the 100k Milestone Gift included in cost of sales. Gross profit per Unit ex-Gift is Gross Profit ex-Gift divided by units sold. We use Gross Profit ex-Gift to measure the operating performance of our business and Gross Profit per Unit ex-Gift to measure our operating performance relative to our units sold. We believe that Gross Profit ex-Gift and Gross Profit per Unit ex-Gift are useful measures to us and to our investors because they exclude the expense associated with the 100k Milestone Gift recognized in cost of sales. We expect the 100k Milestone Gift to be a one-time award program for which we will recognize varying amounts of expense beginning in the second half of 2018 and continuing through the first half of 2020, and therefore we believe the related expense does not reflect our core operations, is not included in our past operations, and may not be indicative of our future operations. Additionally, the shares issued to settle the 100k Milestone Gift are offset by share contributions from Mr. Garcia to Carvana, therefore we expect the impact on shares outstanding to be nearly zero. We believe that excluding it enables us to more effectively evaluate our performance period-over-period and relative to our competitors.

A reconciliation of the gross profit ex-Gift amounts to each corresponding gross profit amount, which are the most directly comparable GAAP measures and include expenses attributable to the 100k Milestone Gift, and calculations of each gross profit per unit ex-Gift amount are as follows (dollars in thousands, except per unit amounts):

	Years Ended December 31,
	2019	2018	2017
Used vehicle gross profit	$237,855	$94,319	$32,806
100k Milestone Gift in used vehicle cost of sales	5,092	3,870	—
Used vehicle gross profit ex-Gift	$242,947	$98,189	$32,806

Used vehicle unit sales	177,549	94,108	44,252
Used vehicle gross profit per unit ex-Gift	$1,368	$1,043	$741

Wholesale vehicle gross profit	16,850	5,552	1,845
100k Milestone Gift in wholesale vehicle cost of sales	358	133	—
Wholesale vehicle gross profit ex-Gift	$17,208	$5,685	$1,845

Wholesale vehicle unit sales	39,895	15,125	6,509
Wholesale vehicle gross profit per unit ex-Gift	$431	$376	$283

Total gross profit	$506,414	$196,709	$68,091
100k Milestone Gift in total cost of sales	5,450	4,003	—
Total gross profit ex-Gift	$511,864	$200,712	$68,091

Used vehicle unit sales	177,549	94,108	44,252
Total gross profit per unit ex-Gift	$2,883	$2,133	$1,539

EBITDA EX-GIFT AND EBITDA MARGIN EX-GIFT

EBITDA ex-Gift and EBITDA margin ex-Gift are non-GAAP supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by GAAP. EBITDA ex-Gift is defined as net loss before interest expense, income tax expense, depreciation and amortization expense, and the compensation expense related to the 100k Milestone Gift. EBITDA margin ex-Gift is EBITDA ex-Gift as a percentage of total revenues. We use EBITDA ex-Gift to measure the operating performance of our business and EBITDA Margin ex-Gift to measure our operating performance relative to our total revenues. We believe that EBITDA ex-Gift and EBITDA margin ex-Gift are useful measures to us and to our investors because they exclude certain financial and capital structure items and the expense associated with the 100k Milestone Gift that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. In particular, we expect the 100k Milestone Gift to be a one-time award program for which we will recognize varying amounts of expense beginning in the second half of 2018 and continuing through the first half of 2020, and therefore we believe the related expense does not reflect our core operations, is not included in our past operations, and may not be indicative of our future operations. Additionally, the shares issued to settle the 100k Milestone Gift are offset by share contributions from Mr. Garcia to Carvana; therefore, we expect the impact on shares outstanding to be nearly zero. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. EBITDA ex-Gift and EBITDA margin ex-Gift may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA ex-Gift to net loss which includes 100k Milestone Gift expense and is the most directly comparable GAAP measure, and calculation of EBITDA margin ex-Gift is as follows (dollars in thousands):

	Years Ended December 31,
	2019	2018	2017	2016	2015
Net loss	$(364,639)	$(254,745)	$(164,316)	$(93,112)	$(36,780)
Depreciation and amortization expense	41,265	23,539	11,568	4,658	2,800
Interest expense	80,606	25,018	7,659	3,587	1,412
100k Milestone Gift	13,219	11,821	—	—	—
EBITDA ex-Gift	$(229,549)	$(194,367)	$(145,089)	$(84,867)	$(32,568)

Total revenues	$3,939,896	$1,955,467	$858,870	$365,148	$130,392
Net Loss Margin	(9.3)%	(13.0)%	(19.1)%	(25.5)%	(28.2)%
EBITDA Margin ex-Gift	(5.8)%	(9.9)%	(16.9)%	(23.2)%	(25.0)%

CARVANA

ANNUAL MEETING OF CARVANA CO.

Date: April 21, 2020
Time: 8:00 A.M (Pacific Daylight Time)
Place: 4340 E Cotton Center Blvd., Phoenix, AZ 85040

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors recommends that you vote "FOR" the directors in item 1, and "FOR" items 2 and 3.

1: election of directors;

	For	Withhold	Directors Recommend ↓
01 Michael Maroone	☐	☐	For
02 Neha Parikh	☐	☐	For

	For	Against	Abstain	Directors Recommend
2: ratification of the appointment of Grant Thornton LLP as Carvana's independent registered public accounting firm for the year ending December 31, 2020;	☐	☐	☐	For
3: approval, by an advisory vote, of Carvana's executive compensation (i.e., "say-on-pay" proposal);	☐	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

________________ Please Sign Here   ________________ Please Date Here

________________ Please Sign Here   ________________ Please Date Here

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

CARVANA

Annual Meeting of Carvana Co.
to be held on Tuesday, April 21, 2020
for Holders as of February 25, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/CVNA
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE (Call)

866-509-2149
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Paul Breaux and Kevin Hogan, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Carvana Co. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

PROXY TABULATOR FOR

CARVANA CO.
P.O. BOX 8016
CARY, NC 27512-9903

Proxy — Carvana Co.
Annual Meeting of Stockholders
Tuesday, April 21, 2020, 8:00 a.m. Pacific Daylight Time
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Paul Breaux and Kevin Hogan (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Carvana Co., a Delaware corporation ("the Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the 4340 E Cotton Center Blvd., Phoenix, AZ 85040 on Tuesday, April 21, 2020 at 8:00 a.m. (PDT) and all adjournments thereof.

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

The purpose of the Annual Meeting is to take action on the following:

The two directors up for re-election are: Michael Maroone and Neha Parikh.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director, and "FOR" proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐